                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG:

                             ACCRUE SOFTWARE, INC.,

                            PILOT ACQUISITION CORP.,

                          AVIATOR HOLDING CORPORATION,

                              PILOT SOFTWARE, INC.

                                       AND

                          PLATINUM EQUITY HOLDINGS, LLC



                           DATED AS OF AUGUST 24, 2000

                                TABLE OF CONTENTS

                                                                                        PAGE
SECTION ONE...........................................................................   1
        1.     The Merger.............................................................   1
               1.1    The Merger......................................................   1
               1.2    Closing; Effective Time.........................................   1
               1.3    Effect of the Merger............................................   2
               1.4    Certificate of Incorporation; Bylaws............................   2
               1.5    Directors and Officers..........................................   2
               1.6    Effect on Capital Stock.........................................   2
               1.7    Surrender of Certificates; Issuance of Merger Consideration.....   3
               1.8    Distributions With Respect to Unexchanged Shares................   4
               1.9    No Further Ownership Rights in Target Common Stock..............   4
               1.10   Tax Consequences................................................   4
               1.11   Taking of Necessary Action; Further Action......................   4
               1.12   Withholding.....................................................   4

SECTION TWO...........................................................................   4
        2.     Representations and Warranties of Target, Pilot and Platinum...........   5
               2.1    Organization....................................................   5
               2.2    Certificate of Incorporation and Bylaws.........................   6
               2.3    Capital Structure...............................................   6
               2.4    Authority.......................................................   7
               2.5    No Conflicts; Required Filings and Consents.....................   7
               2.6    Financial Statements............................................   8
               2.7    Absence of Undisclosed Liabilities..............................   8
               2.8    Absence of Certain Changes......................................   8
               2.9    Litigation......................................................  10
               2.10   Restrictions on Business Activities.............................  11
               2.11   Permits; Company Products; Regulation...........................  11
               2.12   Title to Property...............................................  12
               2.13   Intellectual Property...........................................  12
               2.14   Environmental Matters...........................................  14
               2.15   Taxes...........................................................  16
               2.16   Employee Benefit Plans..........................................  18
               2.17   Certain Agreements Affected by the Merger.......................  20
               2.18   Employee Matters................................................  20
               2.19   Material Contracts..............................................  21
               2.20   Interested Party Transactions...................................  22
               2.21   Insurance.......................................................  22
               2.22   Compliance With Laws............................................  23
               2.23   Minute Books....................................................  23
               2.24   Brokers' and Finders' Fees......................................  23
               2.25   Vote Required...................................................  23

               2.26   Accounts Receivable.............................................  23
               2.27   Customers.......................................................  23
               2.28   Third Party Consents............................................  23
               2.29   No Commitments Regarding Future Products........................  24
               2.30   Representations Complete........................................  24
               2.31   Platinum Agreements.............................................  24

SECTION THREE.........................................................................  24
        3.     Representations and Warranties of Acquiror and Merger Sub..............  24
               3.1    Organization, Standing and Power................................  24
               3.2    Acquiror Common Stock...........................................  24
               3.3    Authority.......................................................  25
               3.4    No Conflict; Required Filings and Consents......................  25
               3.5    SEC Filings; Financial Statements...............................  25
               3.6    Absence of Undisclosed Liabilities..............................  26
               3.7    Absence of Certain Changes......................................  26
               3.8    Litigation......................................................  26
               3.9    Broker's and Finders' Fees......................................  27
               3.10   Tax Matters.....................................................  27

SECTION FOUR..........................................................................  27
        4.     Conduct Prior to the Effective Time....................................  27
               4.1    Conduct of Business of Target and Acquiror......................  27
               4.2    Conduct of Business of Target and Pilot.........................  28
               4.3    No Solicitation.................................................  30

SECTION FIVE..........................................................................  31
        5.     Additional Agreements..................................................  31
               5.1    Commercially Reasonable Efforts and Further Assurances..........  31
               5.2    Consents; Cooperation...........................................  31
               5.3    Access to Information...........................................  33
               5.4    Confidentiality.................................................  34
               5.5    Public Disclosure...............................................  34
               5.6    FIRPTA..........................................................  34
               5.7    State Statutes..................................................  34
               5.8    Blue Sky Laws...................................................  34
               5.9    Nasdaq National Market..........................................  35
               5.10   Key Employees...................................................  35
               5.11   Registration Rights.............................................  35
               5.12   Additional Agreements of Platinum...............................  35
               5.13   Termination of Pilot Stock Options..............................  37
               5.14   Bonus Programs..................................................  37
               5.15   Tax Items.......................................................  38
               5.16   Platinum Agreements.............................................  40
               5.17   Cognizant Agreements............................................  40

               5.18   Pilot Credit Line...............................................  40
               5.19   Litigation......................................................  40

SECTION SIX...........................................................................  41
        6.     Conditions to the Merger...............................................  41
               6.1    Conditions to Obligations of Each Party to Effect the Merger....  41
               6.2    Additional Conditions to Obligations of Platinum, Target
                      and Pilot.......................................................  41
               6.3    Additional Conditions to the Obligations of Acquiror and
                      Merger Sub......................................................  43

SECTION SEVEN.........................................................................  45
        7.     Termination, Amendment and Waiver......................................  45
               7.1    Termination.....................................................  45
               7.2    Effect of Termination...........................................  46
               7.3    Expenses and Termination Fees...................................  47
               7.4    Amendment.......................................................  47
               7.5    Extension; Waiver...............................................  47

SECTION EIGHT.........................................................................  47
        8.     Indemnification........................................................  47
               8.1    Survival of Representations and Warranties......................  47
               8.2    Indemnification.................................................  48
               8.3    Damages Threshold...............................................  48
               8.4    Indemnification Claims..........................................  48
               8.5    Employee Retention Payments.....................................  50
               8.6    Interest Penalty................................................  52

SECTION NINE..........................................................................  52
        9.     General Provisions.....................................................  52
               9.1    Notices.........................................................  52
               9.2    Interpretation..................................................  53
               9.3    Counterparts....................................................  53
               9.4    Entire Agreement; Nonassignability; Parties in Interest.........  53
               9.5    Severability....................................................  53
               9.6    Remedies Cumulative.............................................  54
               9.7    Governing Law...................................................  54
               9.8    Rules of Construction...........................................  54
               9.9    Amendments and Waivers..........................................  54
               9.10   Definition of Knowledge.........................................  54

                          AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (this "Agreement") is made and entered into as of August 24, 2000 by and among Accrue Software, Inc., a Delaware corporation ("Acquiror"), Aviator Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror ("Merger Sub"), Aviator Holding Corporation, a Delaware corporation ("Target"), Pilot Software, Inc., a Delaware corporation and wholly owned subsidiary of Target ("Pilot"), and Platinum Equity Holdings, LLC., a Delaware limited liability company and the sole stockholder of Target ("Platinum").

                                    RECITALS

        A. The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the merger of Merger Sub with and into Target (the "Merger") and, in furtherance thereof, have approved the Merger. Pursuant to the Merger, among other things, the outstanding shares of capital stock of Target shall be converted into shares of the voting Common Stock, par value $0.001 per share, of Acquiror ( "Acquiror Common Stock"), as set forth herein.

        B. Target, Acquiror, Merger Sub, Pilot and Platinum desire to make certain representations and warranties and other agreements in connection with the Merger.

        C. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

                                    AGREEMENT

        The parties hereby agree as follows:

                                   SECTION ONE

        1. THE MERGER.

            1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit A (the "Certificate of Merger") and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation of the Merger. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

            1.2 CLOSING; EFFECTIVE TIME. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as practicable (and in no event later than

5 business days) after the satisfaction or waiver of each of the conditions set forth in Section 4 below or at such other time as the parties agree (the "Closing Date"). In connection with the Closing, the parties shall cause the Merger to be consummated by filing the Certificate of Merger, together with the required officers' certificates, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the "Effective Time"). The Closing shall take place at the offices of Venture Law Group, 2775 Sand Hill Road, Menlo Park, California, or at such other location as the parties agree.

            1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. At the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            1.4 CERTIFICATE OF INCORPORATION; BYLAWS.

                (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

                (b) At the Effective time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

            1.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

            1.6 EFFECT ON CAPITAL STOCK. By virtue of the Merger and without any action on the part of Merger Sub, Target or any of their respective stockholders, the following shall occur at the Effective Time:

                (a) CONVERSION OF TARGET COMMON STOCK. The shares of Common Stock, par value $0.01 per share, of Target ("Target Common Stock") issued and outstanding immediately prior to the Effective Time, shall be converted and exchanged, in the aggregate, for 940,000 shares of Acquiror Common Stock; provided, however, that in the event that the average of the last reported per share sale prices of Acquiror Common Stock (as quoted on The Nasdaq National Market and reported in The Wall Street Journal) over the period of 10 trading days up to and including the second trading day preceding the Closing Date (the "Acquiror Average Price") is greater than $30.64, then the number of shares of Acquiror Common Stock into which the issued and outstanding shares of Target Common Stock shall be converted shall be reduced to be equal to (a) $28,800,000 divided by (b) the Acquiror Average Price; and, provided further, that in the event that the Acquiror Average Price is less than $21.28, then the number of shares of Acquiror Common Stock into which the issued and outstanding shares of Target Common Stock shall be converted shall be increased to be equal to (x) $20,000,000 divided by (y) the Acquiror Average Price. (The shares of Acquiror Common Stock into which the issued and outstanding shares of Target Common Stock are converted as a result of the Merger are sometimes referred to herein as the "Merger Consideration.") The issued and outstanding shares of Target Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and Platinum, as the holder of all of the issued and outstanding shares of Target Common Stock prior to the Effective Time, shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon the surrender of the certificate evidencing such shares of Target Common Stock in accordance with Section 1.7, without interest.

                (b) CANCELLATION OF TARGET COMMON STOCK OWNED BY TARGET. At the Effective Time, any shares of Target Common Stock owned by Target as treasury stock immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

                (c) CAPITAL STOCK OF MERGER SUB. At the Effective Time, each share of Common Stock of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                (d) ADJUSTMENTS; MAXIMUM ISSUANCE. The computation of the Merger Consideration pursuant to Section 1.6(a) shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock occurring after the date of this Agreement and prior to the Effective Time. Except as set forth in Section 1.6(a), no other adjustment shall be made in the number of shares of Acquiror Common Stock issued in the Merger as a result of any increase or decrease in the market price of the Acquiror Common Stock prior to the Effective Time.

                (e) DISSENTERS' RIGHTS. Platinum hereby agrees not to exercise and waives any appraisal or dissenters' rights with respect to the Target Common Stock held by it.

                (f) FRACTIONAL SHARES. No fraction of a share of Acquiror Common Stock will be issued, but in lieu thereof, if Platinum would otherwise be entitled to a fraction of a share of Acquiror Common Stock, Platinum shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Acquiror Average Price.

            1.7 SURRENDER OF CERTIFICATES; ISSUANCE OF MERGER CONSIDERATION. As soon as practicable after the Effective Time, Acquiror shall cause the shares of Acquiror Common Stock constituting the Merger Consideration to be issued and shall, upon delivery to Acquiror of the certificate or certificates evidencing the issued and outstanding shares of Target Common Stock (the "Target Certificates"), deliver certificates representing such shares of Acquiror Common Stock to Platinum. The Target Certificates so surrendered shall forthwith be cancelled and, until so surrendered, the Target Certificates will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the Merger Consideration and the right to receive an amount in cash in lieu of the issuance of any fractional share in accordance with Section 1.6(f).

               1.8 DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to Platinum with respect to the shares of Acquiror Common Stock represented thereby until Platinum surrenders the Target Certificates. Subject to applicable law, following surrender of the Target Certificates, there shall be paid to Platinum, at the time of such surrender, without interest the amount of any such dividends or other distributions with a record date after the Effective Time payable (but for the provisions of this Section 1.8) with respect to such shares of Acquiror Common Stock.

               1.9 NO FURTHER OWNERSHIP RIGHTS IN TARGET COMMON STOCK. The shares of Acquiror Common Stock issued upon the surrender for exchange of shares of Target Common Stock in accordance with the terms hereof (including any cash paid in lieu of any fractional share) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Common Stock which were outstanding immediately prior to the Effective Time.

               1.10 TAX CONSEQUENCES. It is intended by the parties that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.

               1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

               1.12 WITHHOLDING. Each of Acquiror and the Surviving
Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to Platinum such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to Platinum.

                                   SECTION TWO

        2. REPRESENTATIONS AND WARRANTIES OF TARGET, PILOT AND PLATINUM. Except as disclosed in a letter dated as of the date of this Agreement and delivered by Target to Acquiror prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Target Disclosure Letter"), Target, Pilot and Platinum jointly and severally represent and warrant to Acquiror and Merger Sub as follows:

            2.1 ORGANIZATION.

                (a) Target and Pilot are corporations, duly organized, validly existing and in good standing under the laws of the State of Delaware. Target is a holding corporation which conducts no business activities and has no material assets, other than its ownership interest in Pilot, and no material liabilities. Pilot has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations (a "Material Adverse Effect") of Target, Pilot and the Subsidiaries (as defined in Section 2.1(c) below), taken as a whole.

                (b) Target and Pilot are each duly qualified or licensed as a foreign corporation to do business, and are each in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on Target, Pilot and the Subsidiaries, taken as a whole.

                (c) Except for its ownership of all of the outstanding shares of capital stock of Pilot, Target does not, directly or indirectly, own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. A true and complete list of all of the direct and indirect subsidiaries of Pilot (collectively, the "Subsidiaries" and each, individually, a "Subsidiary"), indicating in each case the jurisdiction of incorporation of each Subsidiary, and a list of the holder of the outstanding shares of capital stock (or other ownership interests, including all subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities thereof) of each such Subsidiary, is set forth in Section 2.1 of the Target Disclosure Letter and, except as set forth in such Section 2.1 of the Target Disclosure Letter, neither Pilot nor any Subsidiary, directly or indirectly, owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. All of the outstanding shares of capital stock (or other ownership interests, including all subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities thereof) of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and free and clear of all liens, charges, claims, encumbrances or rights of others. Pilot Software Limited is duly organized and validly existing in good standing under the laws of the United Kingdom, and Pilot Software GmbH is duly organized and validly existing in good standing under the laws of Germany. (Pilot Software Limited and Pilot Software GmbH are collectively referred to herein as the "Material Subsidiaries"). Each of the Material Subsidiaries has the requisite power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on Target, Pilot and the Subsidiaries, taken as a whole. The Subsidiaries other than the Material Subsidiaries have no employees and conduct no business operations except as described in Section 2.1 of the Target Disclosure Letter.

            2.2 CERTIFICATE OF INCORPORATION AND BYLAWS. Target and Pilot have delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Target, Pilot and each Subsidiary, each as amended to date, to Acquiror. Neither Target, Pilot, nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or substantially equivalent organizational documents.

            2.3 CAPITAL STRUCTURE.

                (a) The authorized capital stock of Target consists of 1,000 shares of Common Stock, of which 800 are issued and outstanding, all of which are held beneficially and of record by Platinum free and clear of any liens, claims, options charges or other encumbrances. There are no other outstanding shares of capital stock or voting securities of Target and no outstanding commitments to issue any shares of capital stock or voting securities of Target, including all subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities thereof. All outstanding shares of Target Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holder thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. All outstanding shares of Target Common Stock were issued in compliance with all applicable federal and state securities laws.

                (b) The authorized capital stock of Pilot consists of 28,844,720 shares of Common Stock, of which 20,000,000 shares are issued and outstanding, all of which are held beneficially and of record by Target. Except for the stock options granted to employees under Pilot's stock option plan (the "Pilot Stock Options"), there are no other outstanding shares of capital stock or voting securities of Pilot and no outstanding commitments to issue any shares of capital stock or voting securities of Pilot, including all subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities thereof. All outstanding shares of Pilot capital stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holder thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Pilot or any agreement to which Pilot is a party or by which it is bound. All outstanding shares of Pilot Common Stock were issued in compliance with all applicable federal and state securities laws.

                (c) Except for (i) the Pilot Stock Options and (ii) the rights created pursuant to this Agreement, there are no subscriptions options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments, agreements or arrangements of any character to which Target, Pilot or any Subsidiary is a party or by which Target, Pilot or any Subsidiary is bound relating to the issued or unissued capital stock of Target, Pilot or any Subsidiary or obligating Target, Pilot or any Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Target, Pilot or any Subsidiary or obligating Target, Pilot or any Subsidiary to grant or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Target's, Pilot's or any Subsidiary's capital stock between or among Target, Pilot or any Subsidiary.

            2.4 AUTHORITY. Each of Target, Pilot and Platinum has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target, Pilot and Platinum. Target's Board of Directors and Platinum's Board of Managers have unanimously approved the Merger and this Agreement. Platinum, in its capacity as the sole stockholder of Target, has irrevocably adopted and approved this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Target, Pilot and Platinum and, assuming due authorization, execution and delivery by Acquiror and Merger Sub, constitutes the valid and binding obligation of Target, Pilot and Platinum, enforceable against such party in accordance with its terms.

            2.5 NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

                (a) The execution and delivery of this Agreement by Target, Pilot and Platinum does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation, Bylaws or Operating Agreement of Target, Pilot, Platinum or any Subsidiary, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target, Pilot, Platinum or any Subsidiary or any of their properties or assets.

                (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Target, Pilot, Platinum or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, together with the required officers' certificates, as provided in Section 1.2, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), applicable state securities laws and the securities laws of any foreign country; (iii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"); and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Target, Pilot or any Subsidiary, taken as a whole, and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

            2.6 FINANCIAL STATEMENTS. Section 2.6 of the Target Disclosure Letter includes a true, correct and complete copy of Pilot's financial statements on a consolidated basis as of and for the period from August 12, 1997 through December 31, 1997 and as of and for each of the fiscal years ended December 31, 1998 and 1999, respectively, which financial statements have been reviewed and certified by independent auditors, and Pilot's unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as of, and for the six-month period ended, June 30, 2000 (collectively, the "Pilot Financial Statements"). The only material asset of Target is the shares of capital stock of Pilot held by Target, and Target has no material liabilities. Accordingly, the financial statements of Target on a consolidated basis as of and for the fiscal years ended December 31, 1997, 1998 and 1999, and as of and for the six-month period ended June 30, 2000, are identical to the financial statements of Pilot in all material respects (such financial statements of Target referred to herein collectively with the Pilot Financial Statements as the "Financial Statements"). The Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), applied on a consistent basis throughout the periods indicated and with each other, except that the unaudited financial statements may not have all required notes thereto. The Financial Statements accurately set out and describe the financial condition and operating results of Target and its consolidated Subsidiaries as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Pilot maintains and will continue to maintain through the Effective Time a standard system of accounting established and administered in accordance with generally accepted accounting principles.

            2.7 ABSENCE OF UNDISCLOSED LIABILITIES. Neither Target, Pilot nor any Subsidiary has material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the Balance Sheet reflected in the Financial Statements for the period ended June 30, 2000 (the "Target Balance Sheet"), (b) those not required to be set forth in the Target Balance Sheet under GAAP, (c) those incurred in the ordinary course of business and consistent with past practice since the date of the Target Balance Sheet, and (d) those incurred in connection with the execution of this Agreement.

            2.8 ABSENCE OF CERTAIN CHANGES. Except for the transactions contemplated by this Agreement, since June 30, 2000 ( the "Target Balance Sheet Date") there has not been, occurred or arisen any:

                (a) transaction by Target, Pilot or any Subsidiary except in the ordinary course of business and consistent with past practices;

                (b) amendments or changes to the Certificate of Incorporation, Bylaws, Operating Agreement or other substantially equivalent charter document (collectively, "Charter Documents") of Target, Pilot or any Subsidiary, other than non-substantive amendments or changes to the Charter Documents of a Subsidiary relating to routine matters such as election of directors that are reflected in such Charter Documents pursuant to local law and which will not have a Material Adverse Effect on such Subsidiary;

                (c) capital expenditure or commitment by Target, Pilot or any Subsidiary, in any individual amount exceeding $50,000, or in the aggregate, exceeding $100,000;

                (d) destruction of, damage to, or loss of any assets (including, without limitation, intangible assets), of Target, Pilot or any Subsidiary (whether or not covered by insurance) which would have a Material Adverse Effect on Target, Pilot and the Subsidiaries, taken as a whole;

                (e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action which would have a Material Adverse Effect on Target, Pilot and the Subsidiaries, taken as a whole;

                (f) material change in accounting methods or practices (including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals, or any change in capitalization of software development costs) by Pilot;

                (g) revaluation by the Target, Pilot or any Subsidiary of any of their respective assets having a value prior to such revaluation in excess of $50,000;

                (h) declaration, setting aside, or payment of a dividend or other distribution in respect to the capital stock of Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its capital stock;

                (i) increase in the salary or other compensation payable or to become payable by Target, Pilot or any Subsidiary to any officers, directors, employees or advisors of Target, Pilot or any Subsidiary, except in the ordinary course of business consistent with past practice, or the declaration, payment, or commitment or obligation of any kind for the payment by Target, Pilot or any Subsidiary of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement, or other than as set forth in Section 2.16 below, the establishment of any bonus, insurance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation, the granting of stock options, stock appreciation rights, performance awards), stock purchase or other employee benefit plan;

                (j) sale, lease, license of other disposition of any of the assets or properties of Target, Pilot or any Subsidiary, except in the ordinary course of business;

                (k) termination or material amendment of any Material Contract (as defined in Section 2.19 below);

                (l) loan by Target, Pilot or any Subsidiary to any person or entity, or guaranty by Target, Pilot or any Subsidiary of any loan, except for
(x) travel or similar advances made to employees in connection with their employment duties in the ordinary course of business, consistent with past practices and (y) trade payables to non-affiliates and in the ordinary course of business, consistent with past practices;

                (m) waiver or release of any right or claim of Target, Pilot or any Subsidiary, including any write-off or other compromise of any account receivable of Target, Pilot or any Subsidiary, except in the ordinary course of business and consistent with past practice;

                (n) the commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of Target, Pilot or any Subsidiary or their respective affairs;

                (o) written notice of any claim of ownership by a third party of any Intellectual Property (as such term is defined in Section 2.13 below) that is owned by Pilot, or of infringement by Target, Pilot or any Subsidiary of any third party's intellectual property rights;

                (p) issuance or sale by Target, Pilot or any Subsidiary of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

                (q) change in pricing or royalties set or charged by Target, Pilot or any Subsidiary to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to Target, Pilot or any Subsidiary, except in the ordinary course of business and consistent with past practice;

                (r) payment, discharge or satisfaction of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than to non-affiliated third parties in the ordinary course of business; or

                (s) agreement by Target, Pilot or any Subsidiary, or any of their respective officers or employees of either on behalf of such entity to do any of the things described in the preceding clauses (a) through (r).

            2.9 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Platinum, Target and Pilot, threatened against Target, Pilot or any Subsidiary or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Target, Pilot and the Subsidiaries, taken as a whole. There is no judgment, decree or order against Target, Pilot, any Subsidiary or Platinum or any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target, Pilot and the Subsidiaries, taken as a whole. All litigation to which Target, Pilot or any Subsidiary is a party (or threatened in writing to become a party) is disclosed in the Target Disclosure Letter.

            2.10 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon Target, Pilot or any Subsidiary which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or currently proposed business practice of Target, Pilot or any Subsidiary, any acquisition of property by Target, Pilot or any Subsidiary or the overall conduct of business by Target, Pilot or any Subsidiary as currently conducted or as currently proposed to be conducted by Target, Pilot or any Subsidiary. Neither Target, Pilot nor any Subsidiary has entered into any agreement under which Target, Pilot or any Subsidiary is restricted from competing in any line of business or selling, licensing or otherwise distributing any of its products to any customers or class of customers, in any geographic area, during any period of time or in any segment of the market.

            2.11 PERMITS; COMPANY PRODUCTS; REGULATION.

                (a) Target, Pilot and each Subsidiary are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for Target, Pilot and the Subsidiaries to own, lease and operate their respective properties and to carry on their respective businesses as they are now being conducted (the "Target Authorizations"), and no suspension or cancellation of any Target Authorization is pending or threatened, except where the failure to have, or the suspension or cancellation of, any Target Authorization would not have a Material Adverse Effect on Target, Pilot and the Subsidiaries, taken as a whole, or prevent Target or Pilot from performing their respective obligations under this Agreement. None of Target, Pilot or any Subsidiary is in conflict with, or in default or violation of, (i) any Target Authorization, or
(ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any its property or assets is bound or affected, except for any such conflict, default or violation that would not, individually or in the aggregate, have a Material Adverse Effect on Target, Pilot and the Subsidiaries, taken as a whole, or prevent Target or Pilot from performing their respective obligations under this Agreement.

                (b) Except as would not have a Material Adverse Effect on Target, Pilot and the Subsidiaries, taken as a whole, there have been no written notices, citations or decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at any time by Target, Pilot or any Subsidiary (the "Products") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body. To the knowledge of Platinum, Target and Pilot, Target, Pilot and each Material Subsidiary has complied in all material respects with the laws, regulations, policies, procedures and specifications with respect to the design, manufacture, labeling, testing and inspection of the Products. There have been no recalls, field notifications or seizures ordered or threatened by any such governmental or regulatory body with respect to any of the Products.

                (c) Target, Pilot or a Material Subsidiary has obtained, in all countries where any of them is marketing or has marketed any Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies in such countries regulating the safety, effectiveness and market clearance of the Products currently or previously marketed in such countries, except for any such failures as would not, individually or in the aggregate, have a Material Adverse Effect on Target, Pilot and the Subsidiaries, taken as a whole, or prevent Target or Pilot from performing their respective obligations under this Agreement.

            2.12 TITLE TO PROPERTY.

                (a) Target, Pilot and each Subsidiary has good and marketable title to all of its respective properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (iii) liens securing debt which is reflected on the Target Balance Sheet. The plant, property and equipment of Target, Pilot and the Material Subsidiaries that are used in the operations of their respective businesses are in good operating condition and repair (except for ordinary wear and tear). All properties used in the operations of Target, Pilot and the Subsidiaries are reflected in the Target Balance Sheet to the extent GAAP requires the same to be reflected. Section 2.12(a) of the Target Disclosure Letter sets forth a true, correct and complete list of all real property owned or leased by Target, Pilot or any Subsidiary, the name of the lessor, the date of the lease and each amendment thereto. All amendments to such leases were entered into in the ordinary course of business and do not change the material terms of such leases, other than extensions, renewals and reasonable pricing adjustments. To the knowledge of Platinum, Target and Pilot, such leases are valid and effective in accordance with their respective terms, and there is not under any such leases any existing material default or material event of default (or event which with notice or lapse of time, or both, would constitute such a default).

                (b) Prior to the execution of this Agreement, Target has provided to Acquiror a letter, dated as of the date of this Agreement, which sets forth a true, correct and complete list of all equipment with a value in excess of $1,000 (the "Equipment") owned or leased by Target, Pilot and the Subsidiaries as of July 31, 2000, and such Equipment is, taken as a whole, (i) adequate for the conduct of the business of Target, Pilot and the Subsidiaries, consistent with past practice, and (ii) in good operating condition (except for ordinary wear and tear).

            2.13 INTELLECTUAL PROPERTY.

                (a) Target, Pilot and each of the Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, and any applications for any of the foregoing, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used or currently proposed to be used in the business of Target, Pilot or any Subsidiary as currently conducted or as currently proposed to be conducted ("Intellectual Property").

                (b) Section 2.13 of the Target Disclosure Letter lists (i) all patents and patent applications and all registered trademarks, trade names and service marks and registered copyrights included in the Intellectual Property that is owned by Target, Pilot or any Subsidiary, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which Pilot, Target or any Subsidiary is a party and pursuant to which any third party is authorized to use any Intellectual Property, other than non-exclusive licenses to use Products in object code format only entered into with end users in the ordinary course of business, and (iii) all licenses, sublicenses and other agreements as to which Target, Pilot or any Subsidiary is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Product. None of Target, Pilot or any Subsidiary is in violation of any license, sublicense or agreement described in Section 2.13 of the Target Disclosure Letter. The execution and delivery of this Agreement by Target and Pilot and the consummation of the transactions contemplated hereby, will neither cause Target, Pilot or any Subsidiary to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Target, Pilot or a Material Subsidiary is the sole and exclusive owner, with all right, title and interest in and to (free and clear of any liens), the Intellectual Property that is owned by Target Pilot or a Subsidiary. Target, Pilot or a Material Subsidiary has a valid license to all Intellectual Property that is licensed or otherwise used or currently proposed to be used by Target, Pilot or a Subsidiary. None of Target, Pilot or any Subsidiary is contractually obligated to pay any compensation to any third party with respect to the use of such third party's Intellectual Property or the material covered thereby by Target, Pilot or any Subsidiary in connection with the services or products in respect of which such third party's Intellectual Property is being used.

                (c) To the knowledge of Platinum, Target and Pilot, there is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights, any trade secret material to Target, Pilot or any Subsidiary or any Third Party Intellectual Property Rights, including any employee or former employee of Target, Pilot or any Subsidiary. Neither Target, Pilot nor any Subsidiary has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in agreements arising in the ordinary course of business and other than the indemnification of officers, directors and agents provided for in their respective charters or bylaws.

                (d) Neither Target, Pilot nor any Subsidiary is or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights, the breach of which would have a Material Adverse Effect on Target, Pilot and the Subsidiaries, taken as a whole.

                (e) As of the date hereof, none of Target, Pilot and the Subsidiaries has received any written assertion of any claim challenging the validity of any Intellectual Property. None of Target, Pilot and the Subsidiaries has been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party. To the knowledge of Platinum, Target and Pilot, neither the conduct of the business of Target, Pilot and each Subsidiary as currently conducted nor the manufacture, sale, licensing or use of any of the Products as now manufactured, sold or licensed or used, nor the use in any way of the Intellectual Property in the manufacture, use, sale or licensing by Target, Pilot or any Subsidiary of any Products currently proposed, infringes or conflicts with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark or copyright of any third party. Neither Target, Pilot nor any Subsidiary has brought any action, suit or proceeding against any third party for infringement of Intellectual Property or breach of provisions in any license or agreement relating to Intellectual Property rights. There are no pending, or, to the knowledge of Platinum, Target and Pilot, threatened, interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of Target, Pilot or any Subsidiary.

                (f) Target, Pilot and the Subsidiaries have secured valid written assignments from all consultants and employees who contributed to the creation or development of the Intellectual Property of the rights to such contributions that Pilot does not already own by operation of law.

                (g) Each of Target, Pilot and the Material Subsidiaries has a policy requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in Pilot's standard forms and all current and former employees, consultant and independent contractors of Target, Pilot and each Material Subsidiary have executed such an agreement. All use, disclosure or appropriation of Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information") owned by Target, Pilot and the Subsidiaries by or to a third party has been pursuant to the terms of a written agreement between Target, Pilot or the applicable Subsidiary and such third party. All use, disclosure or appropriation by Target, Pilot or a Subsidiary of Confidential Information not owned by Target, Pilot or a Subsidiary has been pursuant to the terms of a written agreement between Target, Pilot or a Subsidiary and the owner of such Confidential Information, or is otherwise lawful.

            2.14 ENVIRONMENTAL MATTERS.

                (a) The following terms shall be defined as follows:

                    (i) "Environmental and Safety Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders, as each may be amended from time to time, that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants; which regulate the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials or materials containing Hazardous Materials; or which are intended to assure the protection, safety and good health of employees, workers or other persons, including the public.

                    (ii) "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws; petroleum and petroleum products including crude oil and any fractions thereof; natural gas, synthetic gas, and any mixtures thereof; radon; asbestos; and any other pollutant or contaminant

                    (iii) "Property" shall mean all real property leased or owned by Target, Pilot or the Subsidiaries either currently or in the past.

                    (iv) "Facilities" shall mean all buildings and improvements on the Property of Target, Pilot or the Subsidiaries.

                (b) (i) To the knowledge of Platinum, Target and Pilot, no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials and wastes have been disposed of in accordance with all Environmental and

Safety Laws; (iii) neither Target, Pilot nor any Subsidiary has received any written notice of any noncompliance of the Facilities or of its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or threatened relating to Hazardous Materials or a violation of any Environmental and Safety Laws; (v) neither Target, Pilot nor any Subsidiary is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or any state analog statute, arising out of events occurring prior to the Closing Date; (vi) there has not been in the past, and are not now, any contamination, disposal, spilling, dumping, incineration, discharge, storage, treatment or handling of Hazardous Materials on, under or migrating to or from the Facilities or Property (including without limitation, soils and surface and ground waters); (vii) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (viii) there are no polychlorinated biphenyls ("PCBs") deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) the Facilities and Target's, Pilot's and each Subsidiary's uses and activities therein have at all times complied with all Environmental and Safety Laws; (xi) Target, Pilot and the Subsidiaries have all the permits and licenses required to be issued and are in full compliance with the terms and conditions of those permits; and (xii) neither Target, Pilot nor any Subsidiary is liable for any off-site contamination nor under any Environmental and Safety Laws.

            2.15 TAXES.

                (a) For purposes of this Section 2.15 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

                    (i) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected,
(B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or
(C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

                    (ii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

                (b) All Returns required to be filed by or on behalf of Target, Pilot or any Subsidiary have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of Target, Pilot or any Subsidiary under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis, and no other Taxes are payable by Target, Pilot or any Subsidiary with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). Target, Pilot and each Subsidiary have withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of Target, Pilot or any Subsidiary with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Target, Pilot or such Subsidiary is contesting in good faith through appropriate proceedings. Neither Target, Pilot nor any Subsidiary has been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired. Target has been since January 1, 1999, and will continue through the Effective Time to be, an S corporation within the meaning of Section 1361(a) of the Code and all applicable state tax laws, and Pilot has been since January 1, 1999, and will continue through the Effective Time to be, a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3) of the Code and all applicable state tax laws. Each Subsidiary is treated as an association taxable as a corporation for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3.

                (c) The amount of Target's, Pilot's and any Subsidiary's liabilities for unpaid Taxes for all periods through the date of the Financial Statements do not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Financial Statements, and the Financial Statements properly accrue in accordance with GAAP all liabilities for Taxes of Target, Pilot and the Subsidiaries payable after the date of the Financial Statements attributable to transactions and events occurring prior to such date. No liability for Taxes of Target, Pilot or any Subsidiary has been incurred or material amount of taxable income has been realized (or prior to and including the Effective Time will be incurred or realized) since such date other than in the ordinary course of business.

                (d) Acquiror has been furnished with true and complete copies of
(i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of Target, Pilot or any Subsidiary relating to Taxes, (ii) all federal, state and foreign income or franchise tax returns and state sales and use tax Returns for or including Target, Pilot and the Subsidiaries filed since August 12, 1997 and (iii) S

Corporation and qualified subchapter S subsidiary election forms for Target and Pilot, respectively, filed with the Internal Revenue Service and applicable state tax authorities and, if any, documents from such Tax authorities acknowledging receipt of and acceptance of such forms.

                (e) No audit of the Returns of or including Target, Pilot and the Subsidiaries by a government or taxing authority is in process, threatened or pending. No deficiencies exist or, to the knowledge of Platinum, Target and Pilot, have been asserted with respect to Taxes of Target, Pilot or any Subsidiary, and neither Target, Pilot nor any Subsidiary has received any notice that Target, Pilot or any Subsidiary has not filed a Return or paid Taxes required to be filed or paid. Neither Target, Pilot nor any Subsidiary is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened in writing against Target, Pilot, any Subsidiary or any of their respective assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Target, Pilot or any Subsidiary. Target, Pilot and each Subsidiary have disclosed on their federal and state income and franchise tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

                (f) Target, Pilot and the Subsidiaries are not (nor have they ever been) parties to any tax sharing agreement other than among Pilot and the Subsidiaries. Since August 12, 1997, neither Target, Pilot nor any Subsidiary has been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

                (g) Target is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Target is not a "consenting corporation" under Section 341(f) of the Code. Neither Target, Pilot nor any Subsidiary has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to Target, Pilot or such Subsidiary pursuant to Section 280G or 162(m) of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. Neither Target, Pilot nor any Subsidiary has agreed to make, and, to the knowledge of Platinum, Target and Pilot, none of Target, Pilot or any Subsidiary is required to make, other than by reason of the Merger, any adjustment under Code Section 481(a) by reason of, a change in accounting method, and Target, Pilot and each Subsidiary will not otherwise have any income reportable for a period ending after the Closing Date attributable to a transaction or other event (e.g., an installment sale) occurring prior to the Closing Date with respect to which Target, Pilot or such Subsidiary received the economic benefit prior to the Closing Date. Neither Target, Pilot nor any Subsidiary is, nor has it been, a "reporting corporation" subject to the information reporting and record maintenance requirements of
Section 6038A and the regulations thereunder.

            2.16 EMPLOYEE BENEFIT PLANS.

                (a) Schedule 2.16 lists, with respect to Target, Pilot, each Subsidiary,

(i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all contracts and agreements relating to employment that provide for annual compensation in excess of $100,000 and all severance agreements, with any of the directors, officers or employees (other than, in each case, any such contract or agreement that is terminable by Target or Pilot at will or without penalty or other adverse consequence), (iv) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (vi) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of greater than $25,000 remain for the benefit of, or relating to, any present or former employee, consultant or director (together, the "Target Employee Plans").

                (b) Target has furnished to Acquiror a copy of each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code (i) has obtained from the Internal Revenue Service an opinion letter or favorable determination letter as to its initial qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, (ii) may rely on an opinion letter issued to a prototype plan sponsor with respect to a standardized plan adopted in accordance with the requirements for such reliance, or (iii) has applied to the Internal Revenue Service for such a determination letter (or has time remaining to apply for such a determination letter) prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination with respect to all periods since the date of adoption of such Target Employee Plan. Target has also furnished Acquiror with the most recent Internal Revenue Service determination letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).

                (c) None of the Target Employee Plans promises or provides retiree medical or other retiree welfare or life insurance benefits to any person. There has been no "prohibited transaction," as such term is defined in
Section 406 of ERISA and Section 4975 of the Code, and not exempt under Section 408 of ERISA or Section 4975 of the Code, with respect to any Target Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect on Target, Pilot and the Subsidiaries, taken as a whole. Each Target Employee

Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect on Target, Pilot and the Subsidiaries, taken as a whole. Neither Target, Pilot nor any Subsidiary is subject to any liability or penalty under Sections 4976 through 4980D of the Code or Title I of ERISA with respect to any of the Target Employee Plans. All contributions required to be made to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years. With respect to each Target Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in
Section 4062, 4063, 4064 or 4041 or ERISA has occurred. Neither any Target Employee Plan nor any plan maintained, sponsored or contributed to by any trade or business (whether or not incorporated) which is treated as a single employer with Target (an "ERISA Affiliate") within the meaning of Section 414(b), (c),
(m) or (o) of the Code is covered by Title IV of ERISA, and no fact or event exists that could give rise to any liability under Title IV of ERISA or under
Section 412 of the Code. No suit, administrative proceeding, action or other litigation has been brought, or, to the knowledge of Platinum, Target and Pilot, is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. None of Target, Pilot, any Subsidiary is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA or any single employer plan under multiple controlled groups within the meaning of Section 4063 or 4064 of ERISA. Target and Pilot have prepared in good faith and timely filed all requisite government reports (which were true and correct as of the date filed) with respect to each Target Employee Plan sponsored by Target, Pilot or any Subsidiary.

                (d) With respect to each Target Employee Plan, Target and Pilot have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations thereunder or any similar applicable state law,
(ii) the applicable requirements of the Health Insurance Portability Amendments Act ("HIPAA") and the regulations thereunder and (iii) the applicable requirements of the Family Medical Leave Act of 1993 and the regulations thereunder or any similar applicable state law, except to the extent, in each of the foregoing cases, that such failure to comply would not, in the aggregate, have a Material Adverse Effect on Target, Pilot and the Subsidiaries, taken as a whole.

                (e) There has been no amendment to, written interpretation or announcement (whether or not written) by Target, Pilot or any Subsidiary relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to such Target Employee Plan for the most recent fiscal year included in the Financial Statements.

            2.17 CERTAIN AGREEMENTS AFFECTED BY THE MERGER. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Target, Pilot or any Subsidiary, (ii) materially increase any benefits otherwise payable by Target, Pilot or any Subsidiary, (iii) result in the acceleration of the time of payment or vesting of any such benefits or (iv) except as set forth in Section 2.17 of the Target Disclosure Letter, result in any payment to any employee or consultant of Target, Pilot or any Subsidiary that is nondeductible under Section 280G or Section 162(m) of the Code.

            2.18 EMPLOYEE MATTERS. To the knowledge of Platinum, Target and Pilot, Target, Pilot and each Subsidiary are in compliance in all material respects with all currently applicable federal, state, local and foreign laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There are no pending claims against Target, Pilot or any Subsidiary under any workers compensation plan or policy, state disability insurance policy or other short or long-term disability plan or policy or any other program for continuation of salary in the event of disability. None of Target, Pilot or any Subsidiary has any material obligations resulting from any failure to comply with or violation of COBRA or any similar state law with respect to any former employees. There are no controversies pending, or, the knowledge of Platinum, Target and Pilot, threatened, between Target, Pilot or any Subsidiary and any of their respective employees or former employees. Neither Target, Pilot nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract, and, to the knowledge of Platinum, Target and Pilot, there have been no activities or proceedings of any labor union or other group to organize any employees of Target, Pilot or any Subsidiary. None of Target, Pilot or any Subsidiary has incurred any liability under or failed to comply with the Worker Adjustment Retraining Notification Act (the "WARN Act"). Section 2.18 of the Target Disclosure Letter contains a list of all employees who are currently on a leave of absence (whether paid or unpaid), the reasons therefor, the expected return date (if known), and whether reemployment of such employee is guaranteed by contract or statute, and a list of all employees who have requested a leave of absence to commence at any time after the date of this Agreement, the reason therefor, the expected length of such leave (if known), and whether reemployment of such employee is guaranteed by contract or statute.

            2.19 MATERIAL CONTRACTS.

                (a) Subsections (i) through (ix) of Section 2.19(a) of the Target Disclosure Letter contain a list of all contracts and agreements to which Target, Pilot or any Subsidiary is a party that are material to the business, results of operations, or condition (financial or otherwise), of Target, Pilot and the Subsidiaries taken as a whole (such contracts, agreements and arrangements as are required to be set forth in Section 2.19(a) of the Target Disclosure Letter being referred to herein collectively as the "Material Contracts"). Material Contracts shall include, without limitation, the following and shall be categorized in the Target Disclosure Letter as follows:

                    (i) each contract and agreement (other than routine purchase orders and pricing quotes in the ordinary course of business covering a period of less than 1 year) for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to Target, Pilot or any Subsidiary under the terms of which Target, Pilot or any
Subsidiary: (A) paid or otherwise gave consideration of more than $100,000 in the aggregate during the calendar year ended December 31, 1999, (B) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate during the calendar year ended December 31, 2000, (C) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate over the remaining term of such contract, or (D) cannot be cancelled by Target, Pilot or such Subsidiary without penalty or further payment of less than $50,000;

                    (ii) each customer contract and agreement (other than routine purchase orders, pricing quotes with open acceptance and other tender bids, in each case, entered into in the ordinary course of business and covering a period of less than one year) to which Target, Pilot or any Subsidiary is a party which (A) involved consideration of more than $100,000 in the aggregate during the calendar year ended December 31, 1999, (B) is likely to involve consideration of more than $100,000 in the aggregate during the calendar year ended December 31, 2000 or (C) pursuant to its terms, is likely to involve consideration of more than $100,000 in the aggregate over the remaining term of the contract;

                    (iii) (A) all distributor, manufacturer's representative, broker, franchise, agency and dealer contracts and agreements to which Target, Pilot or any Subsidiary is a party which involved consideration of more than $50,000 during the calendar year ended December 31, 1999 or is likely to involve consideration of at least $50,000 during the calendar year ended December 31, 2000, and (B) all sales promotion, market research, marketing and advertising contracts and agreements to which Target, Pilot or any Subsidiary is a party which: (1) involved consideration of more than $100,000 in the aggregate during the calendar year ended December 31 1999, (2) are likely to involve consideration of more than $100,000 in the aggregate during the calendar year ended December 31, 2000, or (3) pursuant to their terms, are likely to involve consideration of more than $100,000 in the aggregate over the remaining term of the contract;

                    (iv) all management contracts with independent contractors or consultants (or similar arrangements) to which Target, Pilot or any Subsidiary is a party and which (A) involved consideration or more than $100,000 in the aggregate during the calendar year ended December 31, 1999, (B) are likely to involve consideration of more than $100,000 in the aggregate during the calendar year ended December 31, 2000, or (C) pursuant to their terms, are likely to involve consideration of more than $100,000 in the aggregate over the remaining term of the contract;

                    (v) all contracts and agreements (excluding routine checking account overdraft agreements involving petty cash amounts) under which Target, Pilot or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness in excess of $100,000 or under which Target, Pilot or any Subsidiary has imposed (or may impose) a security interest or lien on any of their respective assets, whether tangible or intangible, to secure such indebtedness;

                    (vi) all contracts and agreements between or among Target, Pilot or any Subsidiary, on the one hand, and any affiliate of Target, Pilot or any Subsidiary (other than a wholly owned direct or indirect subsidiary of Target), on the other hand, including, but not limited to, Platinum; and

                    (vii) all contracts and agreements to which Target, Pilot or any Subsidiary is a party under which it has agreed to supply products to a customer at specified prices;

                (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on Target, Pilot and the Subsidiaries, taken as a whole, each license or agreement listed in Section 2.13 of the Target Disclosure Letter and each Material Contract is a legal, valid and binding agreement, and, to the knowledge of Platinum, Target and Pilot, none of such licenses, agreements or Material Contracts is in default by its terms or claimed in writing to be in default or has been cancelled by the other party. Target has furnished Acquiror with true and complete copies of all such licenses, agreements and Material Contracts, together with all amendments, waivers or other changes thereto.

            2.20 INTERESTED PARTY TRANSACTIONS. Neither Target, Pilot nor any Subsidiary is indebted to any director, officer, employee, agent or stockholder except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses and the bonuses described in Section 2.17 of the Target Disclosure Letter, and no such person is indebted to Target, Pilot or any Subsidiary.

            2.21 INSURANCE. Section 2.21 of the Target Disclosure Letter summarizes the policies of insurance covering Target, Pilot and the Subsidiaries and indicates, in each case, the owner of such policy. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed. All premiums due and payable under all such policies have been paid. Neither Platinum, Target, Pilot nor any Subsidiary has received any written notice of termination of any of such policies.

            2.22 COMPLIANCE WITH LAWS. To the knowledge of Platinum, Target and Pilot, Target, Pilot and each Material Subsidiary operates its business in compliance with all federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such failures to comply as could not reasonably be expected to have a Material Adverse Effect on Target, Pilot and the Subsidiaries, taken as a whole.

            2.23 MINUTE BOOKS. The minute books of Target, Pilot and the Subsidiaries made available to Acquiror contain a complete summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Target, Pilot and the respective Subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

            2.24 BROKERS' AND FINDERS' FEES. Neither Target nor Pilot has incurred, nor will either of them incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges payable by Target, Pilot or any Subsidiary in connection with this Agreement or any transaction contemplated hereby.

            2.25 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Target Common Stock outstanding is the only vote of Target's stockholders necessary to approve this Agreement and the transactions contemplated hereby. Prior to the execution of this Agreement, Platinum, the sole stockholder of Target, has irrevocably adopted and approved this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby.

            2.26 ACCOUNTS RECEIVABLE. Target has made available to Acquiror a list of all accounts receivable of Target, Pilot and each Subsidiary reflected on the Financial Statements ("Accounts Receivable") along with a range of days elapsed since invoice. All Accounts Receivable of Target, Pilot and the Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied. No person has any lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

            2.27 CUSTOMERS. As of the date hereof, no customer which individually accounted for more than 5% of Target's gross revenues on a consolidated basis during the 12-month period preceding the date hereof has cancelled or otherwise terminated, or made any written threat to Target, Pilot or any of the Subsidiaries to cancel or otherwise terminate, its relationship with Target, Pilot or any of the Subsidiaries, and, to the knowledge of Platinum, Target and Pilot, no such customer intends to cancel or otherwise terminate its relationship with Target, Pilot or any Subsidiary. Neither Target, Pilot nor any Subsidiary has knowingly breached, so as to provide a benefit to Target, Pilot or any Subsidiary that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer of Target, Pilot or any Subsidiary.

            2.28 THIRD PARTY CONSENTS. Except as set forth in the Target Disclosure Letter, no consent or approval is needed from any third party in order to effect the Merger, this Agreement or any of the transactions contemplated hereby.

            2.29 NO COMMITMENTS REGARDING FUTURE PRODUCTS. Section 2.29 of the Target Disclosure Letter describes all obligations of Target, Pilot or any Subsidiary to provide future enhancements of existing products, to add features not presently available on existing products or to otherwise enhance the performance of its existing products (other than beta or similar arrangements pursuant to which customers from time to time test or evaluate products). All Products substantially comply with published specifications for such Products, and neither Target, Pilot nor any Subsidiary has received material complaints from customers about Products that remain unresolved. Section 2.29 of the Target Disclosure Letter accurately sets forth a complete list of material products in development (exclusive of mere enhancements to and additional features for existing Products).

            2.30 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Target, Pilot and Platinum herein or in any Schedule hereto, including the Target Disclosure Letter, or certificate furnished by Target, Pilot or Platinum pursuant to this

Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

            2.31 PLATINUM AGREEMENTS. Section 2.31 of the Target Disclosure Letter sets forth all agreements, obligations, instruments, commitments and arrangements by and between Target, Pilot or any Subsidiary on the one hand and Platinum or any of its affiliates on the other hand (a) in effect as of the date of this Agreement and (b) to be in effect as of the Closing (the "Related Party Agreements"). None of Target, Pilot or any Subsidiary have any obligation under the Purchase Agreement dated August 7, 1997 by and among Target, Aviator Acquisition Corp., Platinum and Cognizant Corporation or any agreements attached as exhibits to or entered into in connection with such Purchase Agreement (the "Cognizant Agreements").

                                  SECTION THREE

        3. REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB.

            Except as disclosed in a letter dated as of the date of this Agreement and delivered by Acquiror to Target prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Acquiror Disclosure Letter"), Acquiror and Merger Sub hereby jointly and severally represent and warrant to Target as follows:

            3.1 ORGANIZATION, STANDING AND POWER. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted.

            3.2 ACQUIROR COMMON STOCK. The shares of Acquiror Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holder thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Acquiror or any agreement to which Acquiror is a party or by which it is bound. The shares of Acquiror Common Stock to be issued pursuant to the Merger will be issued in compliance with all applicable federal and state securities laws and in compliance with the rules and regulations of the National Association of Securities Dealers (the "NASD").

            3.3 AUTHORITY. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware law). This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub. Acquiror is not required to obtain stockholder approval of the Merger.

            3.4 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                (a) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Acquiror or Merger Sub, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Merger Sub or their properties or assets.

                (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, together with the required officers' certificates, as provided in Section 1.2, (ii) such consents, approvals, order, authorizations, registrations, declarations and filings as may be required under the Exchange Act, including without limitation, the filing of a Form 8-K with the SEC, the Securities Act, and rules and regulations of the NASD, (iii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iv) such filings as may be required under HSR, and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole and would not prevent, materially alter or delay any the transactions contemplated by this Agreement.

            3.5 SEC FILINGS; FINANCIAL STATEMENTS.

                (a) As of the time it was filed with the SEC, (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each report, registration statement and definitive proxy statement filed by Acquiror with the SEC (the "Acquiror SEC Documents") complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder; and (ii) none of Acquiror's SEC Documents contained when made any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed SEC document.

                (b) The financial statements (including the notes thereto) contained in the Acquiror SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto;
(ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments, and (iii) fairly present in all material respects the financial position of Acquiror as of the respective dates thereof and the results of operations, stockholders' equity and cash flows of Acquiror for the periods covered thereby.

            3.6 ABSENCE OF UNDISCLOSED LIABILITIES. Acquiror has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the balance sheet included in Acquiror's Annual Report on Form 10-K for the period ended March 31, 2000 (the "Acquiror Balance Sheet"), (ii) those not required to be set forth in the Buyer Balance Sheet under GAAP, and (iii) those incurred in the ordinary course of business since the Buyer Balance Sheet Date and consistent with past practice.

            3.7 ABSENCE OF CERTAIN CHANGES. Since March 31, 2000 (the "Acquiror Balance Sheet Date"), Acquiror has conducted its business in the ordinary course in a manner consistent with past practice and there has not occurred: (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole, other than Acquiror's acquisition of the Infocharger division of Tantau Software, Inc., as disclosed in the Acquiror SEC Documents; (b) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Acquiror, or any direct or indirect redemption, purchase or other acquisition by Acquiror of any of its shares of capital stock; other than the repurchase of unvested shares from employees, consultants and directors pursuant to contractual arrangements;
(c) any material amendment or change to Acquiror's Certificate of Incorporation or Bylaws; or (d) any negotiation or agreement by Acquiror to do any of the things described in the preceding clauses (a) through (c) (other than negotiations with Target and its representatives regarding the transactions contemplated by this Agreement).

            3.8 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Acquiror, threatened against Acquiror or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole. There is no judgment, decree or order against Acquiror or any of its subsidiaries or, to the knowledge of Acquiror, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole.

            3.9 BROKER'S AND FINDERS' FEES. Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

            3.10 TAX MATTERS. Neither Acquiror nor any of its subsidiaries nor, to the knowledge of Acquiror, any of their respective affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a transaction under Section 368(a) of the Code.

                                  SECTION FOUR

        4. CONDUCT PRIOR TO THE EFFECTIVE TIME.

            4.1 CONDUCT OF BUSINESS OF TARGET AND ACQUIROR. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of Target and Acquiror agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other), to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and Taxes when due (subject to good faith disputes over such debts or Taxes and in the case of Taxes of Target, Pilot or any of the Subsidiaries, to Acquiror's consent to the filing of material Tax Returns if applicable), to pay or perform other obligations when due, and to use commercially reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organization, keep available the services of its and its subsidiaries' present officers and key employees and preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. The foregoing notwithstanding, Acquiror acknowledges and agrees that the four employees of Pilot listed in Section 4.1 of Target's Disclosure Letter will terminate their employment with Pilot prior to the Effective Time to accept employment with Platinum or an affiliate of Platinum. Each of Target and Acquiror agrees to promptly notify the other of any event or occurrence not in the ordinary course of its or its subsidiaries' businesses, and of any event which could have a Material Adverse Effect on it and its subsidiaries, taken as a whole. Without limiting the foregoing, except as expressly contemplated by this Agreement, neither Target nor Acquiror shall do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other:

                (a) CHARTER DOCUMENTS. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

                (b) DIVIDENDS; CHANGES IN CAPITAL STOCK. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

                (c) OTHER. Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) or (b) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

            4.2 CONDUCT OF BUSINESS OF TARGET AND PILOT. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, neither Target nor Pilot shall, or shall cause or permit any of the following, or shall allow, cause or permit any of the Subsidiaries to, or to cause or permit any of the following, without the prior written consent of
Acquiror:

                (a) MATERIAL CONTRACTS. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts, other than in the ordinary course of business consistent with past practice;

                (b) ISSUANCE OF SECURITIES. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its or the Subsidiaries' capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

                (c) INTELLECTUAL PROPERTY. Transfer or grant to any person or entity any rights to its Intellectual Property, other than non-exclusive licenses of object code to customers entered into in the ordinary course of business and consistent with past practice;

                (d) EXCLUSIVE RIGHTS. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any Products or technology of Target, Pilot or any Subsidiary;

                (e) DISPOSITIONS. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to Target, Pilot and the Subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice;

                (f) INDEBTEDNESS. Incur any indebtedness for borrowed money, including under existing credit lines, or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                (g) LEASES. Enter into operating leases providing for annual payments in excess of $50,000;

                (h) PAYMENT OF OBLIGATIONS. Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), including, but not limited to, pursuant to the Related Party Agreements, other than (i) to non-affiliated third parties in the ordinary course of business and not in excess of $50,000 in any one case or $100,000 in the aggregate, and (ii) the payment, discharge or satisfaction of liabilities to non-affiliated third parties reflected or reserved against in the Financial Statements;

                (i) CAPITAL EXPENDITURES. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice and not in excess of $50,000 in any one case or $100,000 in the aggregate;

                (j) INSURANCE. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

                (k) TERMINATION OR WAIVER. Terminate or waive any right of substantial value, other than in the ordinary course of business;

                (l) EMPLOYEE BENEFIT PLANS; NEW HIRES; PAY INCREASES. Except for the transactions contemplated by Section 5.13 and Section 5.14, adopt or amend any employee benefit (including commissions) or stock purchase or option plan, or hire any new director level or officer level employee (except that it may hire a replacement for any current director level or officer level employee if it first provides Acquiror advance notice regarding such hiring decision), pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees, or pay commissions to employees except for commissions reflected or reserved against in the Financial Statements or incurred in the ordinary course of business since the Target Balance Sheet Date;

                (m) SEVERANCE ARRANGEMENT. Except for the transactions contemplated by Section 5.13, grant or enter into any agreement providing for any severance or termination pay to any employee, director or officer.

                (n) LAWSUITS. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;

                (o) ACQUISITIONS. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Target, Pilot and the Subsidiaries, taken as a whole;

                (p) TAXES. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                (q) NOTICES. Fail to give any notices and other information required to be given to the employees of Target, Pilot or any Subsidiary, any collective bargaining unit representing any group of employees of Target, Pilot or any Subsidiary and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, COBRA, and other applicable law in connection with the transactions provided for in this Agreement;

                (r) REVALUATION. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

                (s) OTHER. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (r) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

            4.3 NO SOLICITATION. Platinum, Target and Pilot will not, and will not permit any of their respective officers, directors, employees or other agents or the Subsidiaries or any of their respective officers, directors, employees or other agents to, directly or indirectly, (a) take any action to solicit, initiate, entertain or encourage any Takeover Proposal (as defined below) or (b) engage in negotiations with, or disclose any nonpublic information relating to Target, Pilot or any of the Subsidiaries to, or afford access to the properties, books or records of Target, Pilot or any of the Subsidiaries to, any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal or (c) agree to or endorse any Takeover Proposal. Target will promptly notify Acquiror after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to Target, Pilot or any of the Subsidiaries or for access to the properties, books or records of Target, Pilot or any of the Subsidiaries by any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Target, Pilot or any Subsidiary or the acquisition of any significant equity interest in, or a significant portion of the assets of, Target, Pilot or any Subsidiary, other than the transactions contemplated by this Agreement.

                                  SECTION FIVE

        5. ADDITIONAL AGREEMENTS.

            5.1 COMMERCIALLY REASONABLE EFFORTS AND FURTHER ASSURANCES. Each of the parties to this Agreement shall use commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

            5.2 CONSENTS; COOPERATION.

                (a) Each of Acquiror and Target shall use its commercially reasonable efforts to promptly (i) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Acquiror or Target or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder, including those required under HSR, and (ii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act and the Exchange Act and any other applicable federal, state or foreign securities laws.

                (b) Each of Acquiror and Target shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Acquiror and Target shall cooperate and use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Acquiror and Target decide that litigation is not in their respective best interests. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that Acquiror shall have no obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond September 30, 2000. Each of Acquiror and Target shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

                (c) Notwithstanding anything to the contrary in Section 5.2(a) or (b), (i) neither Acquiror nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole, before or after the Effective Time or (ii) neither Target, Pilot nor any Subsidiary shall be required to divest any of its respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Target, Pilot and the Subsidiaries, taken as a whole.

                (d) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Acquiror or its subsidiaries to own or operate all or any portion of the businesses or assets of Target, Pilot or any Subsidiary.

                (e) Each of Acquiror and Target shall give or cause to be given any required notices to third parties, and use commercially reasonable efforts to obtain all consents, waivers and approvals from third parties (i) necessary, proper or advisable to consummate the transactions contemplated hereunder, (ii) disclosed or required to be disclosed in the Target Disclosure Letter or the Acquiror Disclosure Letter, or (iii) required to prevent a Material Adverse Effect on Target, Pilot and the Subsidiaries, taken as a whole, or on Acquiror and its subsidiaries, taken as a whole, from occurring prior or after the Effective Time. In the event that Acquiror or Target shall fail to obtain any third party consent, waiver or approval described in this Section 5.2(e), it shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon Acquiror and Target, their respective subsidiaries and their respective businesses resulting (or which could reasonably be expected to result after the Effective Time) from the failure to obtain such consent, waiver or approval.

                (f) Each of Acquiror and Target will, and will cause their respective subsidiaries to, take all commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all commercially reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

            5.3 ACCESS TO INFORMATION.

                (a) Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target's Pilot's and each Subsidiary's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target, Pilot and the Subsidiaries as Acquiror may reasonably request. Target agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Acquiror shall afford Target and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Acquiror's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Acquiror and its subsidiaries as Target may reasonably request. Acquiror agrees to provide to Target and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

                (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

                (c) Acquiror agrees to provide reasonable advance notice (by telephone, facsimile, email or otherwise) to the Chief Financial Officer or other designated representative of Platinum prior to engaging in any scheduled meeting or series of related meetings at which an aggregate of at least five employees of Pilot and the Subsidiaries are expected or would reasonably be expected to be present, and to provide a reasonable opportunity for one or more representatives of Platinum to attend such meeting or meetings by telephone or in person. In addition, Acquiror agrees to provide reasonable advance notice (by telephone, facsimile, email or otherwise) to the Chief Financial Officer or other designated representative of Platinum prior to delivering any written correspondence to any employee or employees of Pilot or any Subsidiary, and to provide a reasonable opportunity for Platinum to review and provide comments with respect to any such correspondence. Acquiror agrees to cooperate in good faith to consider the incorporation of any such comments of Platinum into such written correspondence. Acquiror agrees not to take any action which directly relates to or is intended to result in the operation of the business of Target, Pilot and the Subsidiaries in the name of Acquiror until the Effective Time. Acquiror may investigate and plan organizational changes with respect to Target, Pilot and the Subsidiaries, but shall not implement such changes prior to the Effective Time without the written consent of Platinum.

                (d) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

            5.4 CONFIDENTIALITY. The parties acknowledge that Acquiror and Target have previously executed a non-disclosure agreement (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

            5.5 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure

(whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

            5.6 FIRPTA. Target shall, prior to the Closing Date, provide Acquiror with a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") Notification Letter, which shall state that shares of capital stock of Target do not constitute "United States real property interests" under
Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Target shall have provided to Acquiror, as agent for Target, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger.

            5.7 STATE STATUTES. If any state takeover law shall become applicable to the transactions contemplated by this Agreement, Acquiror and its Board of Directors or Target and its Board of Directors, as the case may be, shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such state takeover law on the transactions contemplated by this Agreement.

            5.8 BLUE SKY LAWS. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger. Target shall use commercially reasonable efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

            5.9 NASDAQ NATIONAL MARKET. Prior to the Effective Time, Acquiror shall have taken all steps necessary to ensure that the shares of Acquiror Common Stock issuable in connection with the Merger will be listed on The Nasdaq National Market.

            5.10 KEY EMPLOYEES. On the first business day following execution of this Agreement, the parties will cooperate to deliver to the employees of Pilot and the Subsidiaries set forth in Section 5.10 of the Target Disclosure Letter (the "Key Employees") the following documents (collectively, the "Employee Agreements"): (a) offer letters with Acquiror in Acquiror's standard form (or, in the case of employees resident in Europe, letters regarding legal transfer of employment), which shall be reasonably acceptable to Pilot, constituting offers of employment with Acquiror following the Effective Time with compensation packages, including with respect to salary, bonus, stock options and other benefits, that are, taken as a whole, at least comparable to packages generally received by similarly situated employees of Acquiror, (b)

Acquiror's standard form of proprietary information and inventions agreement, and (c) except as otherwise indicated in Section 5.10 of the Target Disclosure Letter, Non-Competition Agreements substantially in the form attached hereto as Exhibit B (the "Non-Competition Agreements). Target will use commercially reasonable efforts to cause the Key Employees to execute and deliver the Employee Agreements within five business days of the date of this Agreement (the "Employee Cutoff Date").

            5.11 REGISTRATION RIGHTS. At Closing, Acquiror will grant the registration rights set forth in an Investors' Rights Agreement in substantially the form attached hereto as Exhibit C (the "Investors' Rights Agreement") with respect to the Acquiror Common Stock issued as a result of the Merger to Platinum provided Platinum has signed such agreement.

            5.12 ADDITIONAL AGREEMENTS OF PLATINUM.

                (a) AGREEMENT TO RETAIN SHARES. Platinum agrees not to transfer (except as may be specifically required by court order), sell, exchange, pledge (except in connection with a bona fide loan transaction, provided that any pledgee agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber such shares) or otherwise dispose of or encumber any shares of capital stock of Target held by Platinum as of the date of this Agreement or hereinafter acquired (the "Shares") at any time prior to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms or otherwise dispose of or encumber the Shares, or to make any offer or agreement relating thereto.

                (b) AGREEMENT TO VOTE SHARES. At every meeting of the stockholders of Target called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Target with respect to any of the following, Platinum shall vote the Shares (i) in favor of approval of this Agreement, the transactions contemplated hereby and any matter that could reasonably be expected to facilitate the Merger, and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Merger) between Target, Pilot or any Subsidiary and any person or entity other than Acquiror, including any Takeover Proposal, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Platinum, Target, Pilot or any Subsidiary under this Agreement or which could result in any of the conditions to Platinum's, Target's or Pilot's obligations under this Agreement not being fulfilled. Prior to or concurrent with the execution of this Agreement, Platinum shall execute and deliver the Action by Written Consent of Sole Stockholder of Target in the form attached hereto as Exhibit D (the "Platinum Written Consent"). Platinum agrees that the Platinum Written Consent shall be irrevocable in all respects.

                (c) ADDITIONAL DOCUMENTS. Platinum hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Acquiror, to carry out the purpose and intent of this
Section 5.12.

                (d) CONSENT AND WAIVER. Platinum hereby gives any consents or waivers that are reasonably required for the consummation of the Acquisition under the terms of any agreement to which Platinum is a party of pursuant to any rights Platinum may have.

                (e) ADDITIONAL REPRESENTATIONS AND WARRANTIES OF PLATINUM. Platinum hereby represents and warrants to Acquiror and Merger Sub that:

                    (i) The shares of Acquiror Common Stock to be acquired by Platinum will be acquired for investment for Platinum's own account, not as a nominee or agent, and not with a view to the distribution of any part thereof. Platinum does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Merger Consideration. Platinum has not been formed for the specific purpose of acquiring the Merger Consideration.

                    (ii) Platinum understands that the shares of Acquiror Common Stock to be issued in the Merger have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Platinum's representations as expressed herein. Platinum understands that such shares are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, Platinum must hold such shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Platinum acknowledges that Acquiror has no obligation to register or qualify such shares for resale except as set forth in the Investors' Rights Agreement. Platinum further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for such shares, and on requirements relating to Acquiror which are outside of Platinum's control, and which Acquiror is under no obligation and may not be able to satisfy.

                    (iii) Platinum understands that the shares of Acquiror Common Stock to be issued in the Merger and any securities issued in respect of or exchange for such shares may bear one or all of the following legends:


                          (A) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE
NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT APPLIES. NO SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

                          (B) Any legend required by the Blue Sky laws of any
state to the extent such laws are applicable to the shares represented by the certificate so legended.

                    (iv) Platinum is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

            5.13 TERMINATION OF PILOT STOCK OPTIONS. Prior to the Closing, Platinum, Target and Pilot shall take all action necessary such that the Pilot Stock Options, as well as any other subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Target, Pilot or any Subsidiary, are terminated or canceled and unexercised prior to the Closing, that any consideration paid or given or to be paid or given, directly or indirectly, in connection with such termination or cancellation is paid by Platinum prior to the Closing (which obligation is hereby acknowledged by Platinum), and that in connection with such termination or cancellation, the holders of Pilot Stock Options release Pilot and the Surviving Corporation from any liability or obligation in connection with such holder's Pilot Stock Options. Platinum, Target and Pilot shall prevent any Pilot Stock Options (as well as any other subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Target, Pilot or any Subsidiary) from being exercised prior to such termination or cancellation. Upon the request of Platinum, Acquiror agrees to cooperate in the event that Platinum and Pilot desire to allocate a portion of the Merger Consideration to a holder of Pilot Stock Options in connection with the cancellation and termination thereof, either in the form of a direct issuance of shares or the grant of options to purchase shares of Acquiror Common Stock under Acquiror's stock option plan. Acquiror shall take all reasonable actions deemed necessary or advisable to accommodate such request, including, but not limited to, entering into agreements with any such holder and amending this Agreement.

            5.14 BONUS PROGRAMS. Target acknowledges that Pilot or one or more of the Subsidiaries have previously entered into agreements or arrangements with certain employees, copies of which have been provided to Acquiror and its counsel, pursuant to which such employees are or may be entitled to retention bonuses (the "Stay Bonuses") if they remain employees of Pilot or such Subsidiary for a specified period of time and additional bonuses (the "Sale Bonuses" and, collectively with the Stay Bonuses, the "Bonuses") that will become payable in part upon the consummation of the Merger and in part in the event such employees remain employed by Pilot or one or more of the Subsidiaries (or of Acquiror or a subsidiary of Acquiror) for a specified period following the Closing Date, including, but not limited to, as set forth in Target's Disclosure Letter. Pilot shall pay all such Bonuses that will become payable prior to or as of the Closing no later than one day prior to the Closing Date with funds provided entirely by Platinum and shall withhold and pay to applicable federal, state and foreign tax authorities all amounts required to be withheld and paid by such authorities. Platinum agrees to provide such funds to Pilot to enable Pilot to make such payments and withholding in a timely fashion. Platinum agrees to pay all such Bonuses that are due and payable following the Closing and to withhold and pay to applicable federal, state and foreign tax authorities all amounts required to be withheld and paid by such authorities. Platinum further agrees to indemnify and hold harmless Acquiror, Pilot, the Surviving Corporation and each Subsidiary for the payment of the Bonuses, including any taxes owing to federal, state or foreign tax authorities with respect thereto. In order to facilitate the foregoing, Acquiror shall, or shall cause the Surviving Corporation to, provide Platinum with information concerning the continued employment of those employees entitled to receive any such future Bonus payments.

            5.15 TAX ITEMS.

                (a) PREPARATION OF TAX RETURNS; PAYMENT OF TAXES. Platinum shall prepare or cause to be prepared and file or cause to be filed all federal, state and local Tax Returns of Target, Pilot and any Subsidiary required to be filed (taking into account any extensions) for taxable periods ending on or before the Closing Date, including, but not limited to, the income Tax Returns of Target, Pilot and any Subsidiary as an S Corporation. For federal income Tax purposes, the taxable year of Target ends as of one day before the Closing Date. In any case in which a Tax is assessed with respect to a taxable period which begins before the Closing Date and ends after the Closing Date, the resulting Tax obligation shall be allocated (i) to Platinum for the period up to and including the Closing Date, and (ii) to the Acquiror for the period subsequent to the Closing Date. Any allocation of Taxes attributable to any period beginning before and ending after the Closing Date shall be made by means of a closing of the books and records of the Companies as of the close of business on the Closing Date, provided that exemptions, allowances, deductions (including, but not limited to, depreciation and amortization deductions) or any Taxes (such as property or similar Taxes) that are calculated on an annual basis shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

                (b) TAX PROCEEDINGS. In the event of a contest with a Tax authority over Taxes for which Platinum or Target is liable pursuant to this Agreement, Platinum will be entitled to control, at its expense, the proceedings with respect to such Taxes. Notwithstanding the preceding sentence, Acquiror will in any event be entitled to control the proceedings which relate to a consolidated or combined return filed by Acquiror and its subsidiaries, as the case may be. Platinum will provide, or cause to be provided, to the Acquiror copies of all correspondence received from the Tax authority in connection with such proceedings promptly after receipt thereof. Platinum shall not enter into any agreement or compromise or settlement of such contest that could affect a period that is the responsibility of Acquiror without the written consent of the Acquiror (which consent shall not be unreasonably withheld). Acquiror shall be afforded a reasonable opportunity to participate in the defense thereof at its own expense.

                (c) ASSISTANCE AND COOPERATION. After the Closing Date, Platinum and Acquiror shall:

                    (i) assist (and cause their respective affiliates to assist) each other in preparing any Tax Returns which Platinum is responsible for preparing and filing in accordance with Section 5.15(a) hereof, or which Acquiror is responsible for preparing and filing after the Closing Date;

                    (ii) cooperate fully in preparing for any audits of, or disputes, contests or proceedings with, taxing authorities regarding any Tax Returns which relate to Target, Pilot or any Subsidiary;

                    (iii) make available to each other and to any taxing authority as reasonably requested all information, records and documents relating to Tax liabilities which are attributable to Target, Pilot or any Subsidiary;

                    (iv) preserve all such information, records and documents until the expiration of any applicable statutes of limitations or extensions thereof and as otherwise required by law;

                    (v) make available to each other, as reasonably requested, personnel responsible for preparing or maintaining information, records and documents in connection with Tax matters;

                    (vi) provide timely notice to the other in writing upon receipt of notice of any pending or threatened Tax audits or assessments relating to Platinum for any period beginning prior to the Closing Date;

                    (vii) furnish the other with copies of all correspondence received from any Tax authority in connection with any Tax audit or information request with respect to any period beginning prior to the Closing Date;

                    (viii) keep confidential any information obtained pursuant to this Section 5.16(c), except as may otherwise be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other Tax proceeding; and

                    (ix) furnish each other with adequate information which would enable the other party to determine its entitlement to, and the amount of, any refund or credit to which either party reasonably believes the other party may be entitled.

                (d) TAX FREE REORGANIZATION.

                    (i) Acquiror and Platinum shall treat the Merger as a tax free reorganization under Section 368(a) of the Code for federal income tax purposes (and under comparable state income tax provisions for state income tax purposes).

                    (ii) Acquiror shall cooperate with Platinum's outside tax advisors in their rendering of a tax opinion to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code by executing and delivering a letter to such outside tax advisors setting forth customary representations for purposes of issuing such opinion. In rendering such opinion, Platinum's outside tax advisors shall be entitled to rely upon, among other things, reasonable assumptions as well as customary representations of the Acquiror and Merger Sub.

            5.16 PLATINUM AGREEMENTS. Prior to the Closing, the Related Party Agreements other than the agreement dated April 30, 1999 with ProfitKey Acquisition, LLC, as amended (the "Platinum Agreements") shall be terminated, and none of Target, Pilot or any

Subsidiary shall have any obligation thereunder following the Closing. All indebtedness or other amounts owed by Target, Pilot or any Subsidiary to Platinum (whether pursuant to a Platinum Agreement, absolute, accrued, asserted or unasserted, contingent or otherwise) shall be terminated prior to the Closing.

            5.17 COGNIZANT AGREEMENTS. Platinum agrees to satisfy any obligation of Target, Pilot or any Subsidiary pursuant to or in connection with any of the Cognizant Agreements.

            5.18 PILOT CREDIT LINE. Acquiror agrees to pay off the outstanding balance under Pilot's existing credit line with Comerica Bank within 30 days following the Closing Date.

            5.19 LITIGATION. At Acquiror's expense, Platinum shall provide such assistance to Acquiror and the Surviving Corporation with respect to any pending litigation disclosed in Section 2.9 of the Target Disclosure Letter as may be reasonably requested by Acquiror. With respect to the litigation disclosed under
Item 2.9.1 of Section 2.9 of the Target Disclosure Letter (the "Subject Litigation"), (a) Acquiror agrees that neither it nor the Surviving Corporation shall enter into any settlement of such litigation in excess of $500,000 without the written consent of Platinum, which consent will not be unreasonably withheld and (b) upon request of Platinum, Acquiror shall afford Platinum the opportunity to participate in such litigation, receive copies of pleadings and relevant correspondence, be informed of material developments, attend hearings and other proceedings and be consulted regarding strategy. Platinum, Target and Pilot represent and warrant that the Subject Litigation will not result in Damages (as defined in Section 8) in excess of $500,000 in the aggregate.


                                   SECTION SIX

        6. CONDITIONS TO THE MERGER.

            6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                (a) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

                (b) GOVERNMENTAL APPROVAL. Acquiror, Platinum, Target and Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including, without limitation, such approvals, waivers and consents as may be required under HSR, under the Securities Act and under any state securities laws.

                (c) INVESTORS' RIGHTS AGREEMENT. Acquiror and Platinum shall have entered into the Investors' Rights Agreement.

            6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PLATINUM, TARGET AND PILOT. The obligations of Target to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

                (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) Each of the representations and warranties of Acquiror and Merger Sub in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Acquiror and Merger Sub in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

                (b) CERTIFICATES OF ACQUIROR.

                    (i) COMPLIANCE CERTIFICATE OF ACQUIROR. Target shall have been provided with a certificate executed on behalf of Acquiror by its President or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.2(a) and (d) has been satisfied with respect to Acquiror.

                    (ii) CERTIFICATE OF SECRETARY OF ACQUIROR. Target shall have been provided with a certificate executed by the Secretary or Assistant Secretary of Acquiror certifying:

                          (A) Resolutions duly adopted by the Board of Directors
of Acquiror authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                          (B) the incumbency of the officers of Acquiror
executing this Agreement and all agreements and documents contemplated hereby.

                (c) CERTIFICATES OF MERGER SUB.

                    (i) COMPLIANCE CERTIFICATE OF MERGER SUB. Target shall have been provided with a certificate executed on behalf of Merger Sub by its President or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.2(a) and (d) has been satisfied with respect to Merger Sub.

                    (ii) CERTIFICATE OF SECRETARY OF MERGER SUB. Target shall have been provided with a certificate executed by the Secretary or Assistant Secretary of Merger Sub certifying:

                          (A) Resolutions duly adopted by the sole director and
the sole stockholder of Merger Sub authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                          (B) the incumbency of the officers of Merger Sub
executing this Agreement and all agreements and documents contemplated hereby.

                (d) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Acquiror and its subsidiaries, taken as a whole.

                (e) GOOD STANDING. Target shall have received a certificate or certificates of the Secretary of State of the State of Delaware and any applicable franchise tax authority of such state, certifying as of a date no more than three (3) business days prior to the Effective Time that each of Acquiror and Merger Sub has filed all required reports, paid all required fees and taxes and is, as of such date, in good standing and authorized to transact business as a domestic corporation.

                (f) REGISTRATION STATEMENT. Target shall be satisfied that the registration statement under the Securities Act contemplated by the Investors' Rights Agreement has been prepared to an extent that such registration statement will be filed with the SEC as soon as practicable following the Effective Time.

            6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF ACQUIROR AND MERGER SUB. The obligations of Acquiror and Merger Sub to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

                (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) Each of the representations and warranties of Target, Platinum and Pilot in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Target, Platinum and Pilot in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) Target, Platinum and Pilot shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

                (b) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Target, Pilot and the Subsidiaries, taken as a whole.

                (c) CERTIFICATES OF TARGET.

                    (i) COMPLIANCE CERTIFICATE OF TARGET. Acquiror and Merger Sub shall have been provided with a certificate executed on behalf of Target by its President or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.3(a) and (b) has been satisfied.

                    (ii) CERTIFICATE OF SECRETARY OF TARGET. Acquiror and Merger Sub shall have been provided with a certificate executed by the Secretary of Target certifying:

                          (A) Resolutions duly adopted by the Board of Directors
and the stockholders of Target authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

                          (B) The Certificate of Incorporation and Bylaws of
Target, as in effect immediately prior to the Effective Time, including all amendments thereto; and

                          (C) The incumbency of the officers of Target executing
this Agreement and all agreements and documents contemplated hereby.

                (d) CERTIFICATES OF PLATINUM.

                    (i) COMPLIANCE CERTIFICATE OF PLATINUM. Acquiror and Merger Sub shall have been provided with a certificate executed on behalf of Platinum by its President or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.3(a) has been satisfied.

                    (ii) CERTIFICATE OF SECRETARY OF PLATINUM. Acquiror and Merger Sub shall have been provided with a certificate executed by the Secretary of Platinum certifying:

                          (A) Resolutions duly adopted by the Board of Directors
of Platinum authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                          (B) The incumbency of the officers of Platinum
executing this Agreement and all agreements and documents contemplated hereby.

                (e) CERTIFICATES OF PILOT.

                    (i) COMPLIANCE CERTIFICATE OF TARGET. Acquiror and Merger Sub shall have been provided with a certificate executed on behalf of Pilot by its President or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.3(a) and (b) has been satisfied.

                    (ii) CERTIFICATE OF SECRETARY OF PILOT. Acquiror and Merger Sub shall have been provided with a certificate executed by the Secretary of Target certifying:

                          (A) Resolutions duly adopted by the Board of Directors
and of Pilot authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

                          (B) The Certificate of Incorporation and Bylaws of
Pilot, as in effect immediately prior to the Effective Time, including all amendments thereto; and

                          (C) The incumbency of the officers of Pilot executing
this Agreement and all agreements and documents contemplated hereby.

                (f) THIRD PARTY CONSENTS. Acquiror shall have been furnished with evidence satisfactory to it that Target, Pilot and the Subsidiaries have obtained those consents, waivers, approvals or authorizations of those Governmental Entities whose consent or approval are required in connection with the Merger as set forth in Sections 5.2(a), as well as any consents, waivers, approvals or authorizations required under the leases of real property by Pilot or any Subsidiary in Cambridge, Massachusetts and Cologne, Germany.

                (g) INJUNCTIONS OR RESTRAINTS ON MERGER AND CONDUCT OF BUSINESS. No proceeding brought by any administrative agency or commission of other governmental authority or instrumentality, domestic or foreign, seeking to prevent the consummation of the Merger shall be pending. In addition, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of the business of Target, Pilot and the Subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

                (h) FIRPTA CERTIFICATE. Target shall, prior to the Closing Date, provide Acquiror with a properly executed FIRPTA Notification Letter and a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger, as set forth in Section 5.6 above.

                (i) RESIGNATION OF DIRECTORS AND OFFICERS. Acquiror shall have received letters of resignation from each of the directors and officers of Target, Pilot and each Subsidiary in office immediately prior to the Effective Time, which resignations in each case shall be effective as of the Effective Time.

                (j) PILOT STOCK OPTIONS. Acquiror shall be satisfied that all of the Pilot Stock Options have been canceled or terminated in accordance with
Section 5.13.

                (k) PLATINUM AGREEMENTS. The Platinum Agreements shall have been terminated, and there shall be no continuing rights or obligations thereunder between Target, Pilot or any Subsidiary on the one hand, and Platinum or any of its Affiliates on the other hand.

                                  SECTION SEVEN

        7. TERMINATION, AMENDMENT AND WAIVER.

            7.1 TERMINATION. At any time prior to the Effective Time, this Agreement may be terminated and the Merger may be abandoned:

                (a) by mutual written consent duly authorized by the Boards of Directors of each of Acquiror and Target;

                (b) by either Acquiror or Target, if, without fault of the terminating party,

                    (i) the Effective Time shall not have occurred on or before September 30, 2000 (or such later date as may be agreed upon in writing by the parties); provided, however, that if a request for additional information is received from a Governmental Entity pursuant to the HSR Act, such date shall be extended to the 90th day following acknowledgment by such Governmental Entity that Acquiror and Target have complied with such request, but in no event shall such date be later than December 29, 2000; or

                    (ii) there shall be any applicable federal or state law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                (c) by Acquiror, if Target, Platinum, or Pilot shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within ten calendar business days of receipt by Target of written notice of such breach, provided that Acquiror is not in material breach of any of its representations, warranties or obligations hereunder, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured;

                (d) by Acquiror, if at any time within two business days following the Employee Cutoff Date, Acquiror notifies Target or Pilot by written notice that Acquiror is not satisfied with the number of Key Employees who have executed and delivered the Employee Agreements; provided, however, that Target shall have the opportunity, during the period of four business days following receipt of such notice, to solicit additional Key Employees to execute and deliver the Employee Agreements (such additional Key Employees who do execute and deliver the Employee Agreements during such period, together with the Key Employees who executed and delivered the Employee Agreements prior to the Employee Cutoff Date, being hereinafter referred to as the "Retained Employees"), in which case such termination will not be effective unless Acquiror notifies Target or Pilot by written notice during the period of two business days following such four-day period that Acquiror is not satisified with the number of Retained Employees.

                (e) by Target, if Acquiror shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within ten calendar days following receipt by Acquiror of written notice of such breach, provided that Target, Platinum or Pilot is not in material breach of any of its representations, warranties or obligations hereunder, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured.

            7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub, Target, Platinum or Pilot or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section
5.4 (Confidentiality), Section 7.3 (Expenses and Termination Fees) and this
Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

            7.3 EXPENSES AND TERMINATION FEES.

                (a) Subject to subsections (b) and (c) of this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, filing fees, including HSR fees, and the fees and expenses of advisors, accountants, legal counsel and financial printers, shall be paid by the party incurring such expense; provided, however, that up to $100,000 of such costs and expenses incurred by Platinum, Target, Pilot and the Subsidiaries may be paid or assumed by Target, Pilot or any Subsidiary, and any of such costs and expenses in excess of $100,000 shall be paid by Platinum or an affiliate of Platinum other than Target, Pilot or any Subsidiary.

                (b) In the event that Acquiror shall terminate this Agreement pursuant to Section 7.1(c), Target shall promptly reimburse Acquiror for all out-of-pocket costs and expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby (including, without limitation, filing fees and the fees and expenses of its advisors, accountants, legal counsel and financial printers).

                (c) In the event that Target shall terminate this Agreement pursuant to Section 7.1(e), Acquiror shall promptly reimburse Target for all out-of-pocket costs and expenses incurred by Target in connection with this Agreement and the transactions contemplated hereby (including, without limitation, filing fees and the fees and expenses of its advisors, accountants, legal counsel and financial printers).

            7.4 AMENDMENT. The boards of directors of the parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties.

            7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  SECTION EIGHT

        8. INDEMNIFICATION.

            8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All covenants to be performed prior to the Effective Time, and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger and continue until the first anniversary of the Closing Date (the "Indemnification Termination Date"); provided that if any claims for indemnification have been asserted with respect to any such representations and warranties prior to the Indemnification Termination Date, the representations and warranties on which any such claims are based shall continue in effect until final resolution of any claims, and provided further that representations, warranties and covenants relating to Taxes shall survive until 30 days after expiration of all applicable statutes of limitations relating to such Taxes (the "Tax Expiration Date"). All covenants to be performed after the Effective Time shall continue indefinitely.

            8.2 INDEMNIFICATION. Subject to the limitations and the procedures set forth in this Section 8, from and after the Effective Time, Platinum and its successors and assigns shall protect, defend, indemnify and hold harmless Acquiror and the Surviving Corporation and their respective subsidiaries, affiliates, officers, directors, employees, representatives and agents (each, an "Acquiror Indemnified Person," and, collectively, the "Acquiror Indemnified Persons") from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys' fees) and expenses (collectively, the "Damages"), that any Acquiror Indemnified Person incurs by reason of or in connection with any claim, demand, action or cause of action relating to (i) any misrepresentation or any breach of any representation or warranty of Target,

Platinum or Pilot contained in this Agreement, including any exhibits or schedules attached hereto, and the Certificate of Merger, (ii) any breach of or default in the performance of any covenant or agreement of Platinum contained in this Agreement, including any exhibits or schedules attached hereto, whether before or after the Effective Time, or (iii) any breach of or default in the performance of any covenant or agreement of Target or Pilot contained in this Agreement, including any exhibits or schedules attached hereto prior to the Effective Time, which, in any such case, becomes known to Acquiror prior to the Indemnification Termination Date or the Tax Expiration Date, as the case may be. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Acquiror or the Surviving Corporation prior to the Indemnification Termination Date. Notwithstanding anything to the contrary in this Agreement, Platinum's liability pursuant to this Section 8.2 shall not exceed the amount equal to 5% of the product of (A) the aggregate number of shares of Acquiror Common Stock issued in connection with the Merger, and (B) the Acquiror Average Price (the "Indemnification Amount"); provided, however, that Platinum's liability pursuant to this Section
8.2 for any misrepresentation or breach of the representations, warranties or covenants relating to Taxes, the Platinum Agreements or the Cognizant Agreements shall not exceed the amount equal to the product of (x) the aggregate number of shares of Acquiror Common Stock issued in connection with the Merger, and (y) the Acquiror Average Price (the "Tax Amount").

            8.3 DAMAGES THRESHOLD. Notwithstanding the foregoing, but except with respect to the breach of the covenant set forth in Section 7.3(a) of this Agreement, Platinum and its successors and assigns shall not be obligated to indemnify any person pursuant to Section 8.2 unless and until the Damages for which such party would otherwise be liable hereunder exceed $100,000 in aggregate amount, in which case Platinum shall be liable, upon the terms and conditions of this Agreement, for the full amount of such Damages up to the Indemnification Amount or the Tax Amount, as the case may be, without deduction of such $100,000 threshold. In determining the amount of any Damages attributable to a breach, any materiality standard contained in a representation, warranty or covenant shall be disregarded.

            8.4 INDEMNIFICATION CLAIMS.

                (a) Subject to the limitations and other provisions set forth herein, the Indemnification Amount or the Tax Amount, as the case may be, shall provide the sole and exclusive source of payment to any Acquiror Indemnified Persons for Damages with respect to which they may be entitled to indemnification pursuant to Section 8.2.

                (b) If any Acquiror Indemnified Person (the "Claimant") has or claims to have incurred or suffered, or reasonably anticipates incurring or suffering, Damages for which the Claimant is or may be entitled to indemnification under Section 8.2 (subject to the limitations set forth in Section 8.3), Acquiror will, on behalf of the Claimant and on or prior to the Indemnification Termination Date, deliver a claim notice (a "Claim Notice") to Platinum in the manner provided below. Each Claim Notice shall include (i) a statement of the facts indicating that the Claimant giving such notice is an Acquiror Indemnified Person, (ii) a certification that such Claim Notice has been sent to Platinum, (iii) a statement, in reasonable detail, of the basis for and the facts and circumstances supporting the belief that the Clamant is or may be entitled to indemnification under Section 8.2, and (iv) to the extent possible, a non-binding, preliminary estimate of the amount of Damages for which the Claimant may be seeking indemnification (the "Claimed Amount").

                (c) Within twenty (20) business days after receipt by Platinum of a Claim Notice (unless a longer period is consented to in writing by Acquiror, which consent shall not be unreasonably withheld, provided in no event shall Acquiror be required to consent to a period longer than forty (40) days) (the "Response Notice Period"), Platinum may deliver to Acquiror a written response (the "Response Notice") in which Platinum either:

                    (i) agrees to satisfy the Claimed Amount in full (up to the Indemnification Amount or the Tax Amount, as the case may be);

                    (ii) agrees to satisfy a portion of the Claimed Amount; or

                    (iii) contends that no portion of the Claimed Amount is required to be satisfied.

If a Response Notice is not received by the Acquiror prior to the expiration of the Response Notice Period, then Platinum shall be deemed to have agreed to satisfy the previously unpaid portion of the Claimed Amount in full, up to Indemnification Amount or the Tax Amount, as the case may be.

                (d) If Platinum (i) delivers a Response Notice agreeing to satisfy the Claimed Amount in full (up the Indemnification Amount or the Tax Amount, as the case may be), (ii) does not deliver a Response Notice prior to the expiration of the Response Notice Period, or (iii) delivers a Response Notice agreeing to satisfy a portion, but not all, of the Claimed Amount , then, in any such case, Platinum shall, promptly following the delivery of the Response Notice (or promptly following the expiration of the Response Notice Period if no Response Notice has been delivered), deliver to Acquiror for the account of the Claimant payment equal to the Claimed Amount or such portion thereof (provided that payments by Platinum in the aggregate shall not exceed the Indemnification Amount or the Tax Amount, as the case may be). Acquiror shall be responsible for distributing such amounts received from Platinum to or among Claimants.

                (e) If Platinum delivers a Response Notice agreeing to satisfy part, but not all, of the Claimed Amount or contends that no portion of the Claimed Amount is required to be satisfied, Platinum and the Claimant shall attempt in good faith to resolve such dispute. If the Claimant and Platinum are able to resolve such dispute, such resolution shall be binding on the Claimant and Platinum.

                (f) If Platinum and the Claimant are unable to resolve such dispute within ten (10) business days after the expiration of the Response Notice Period (or such longer period as Platinum and the Claimant may agree upon), then the claim described in the Claim

Notice shall be settled by binding arbitration before a single arbitrator to be held in San Jose, California under the auspices and rules of JAMS/Endispute, Inc. The arbitrator in such proceeding shall be required to sign and to deliver to both parties a written arbitration award. Such written award need not set forth the legal or factual determinations reached in making such award. The non-prevailing party in any such proceeding shall pay the reasonable expenses (including attorneys' fees) of the prevailing party and the fees and expenses associated with the proceeding. For purposes of this Section 8.4(f), the non-prevailing party shall be deemed to be the Claimant if the Claimant is held to be entitled to recover less than 50% of the amount in dispute (i.e., the amount of the Claimed Amount that Platinum had declined to satisfy); otherwise it shall be Platinum.

            8.5 EMPLOYEE RETENTION PAYMENTS.

                (a) On the six (6) month anniversary of the Employee Cutoff Date, or if such day is not a business day, on the business day immediately preceding such anniversary date (such date is referred to herein as the "Six Month Anniversary Date"), Acquiror may be entitled, subject to the terms and conditions of this Section 8.5, to payment from Platinum based upon the number of Retained Employees who, on the Six Month Anniversary Date, either (i) are employed by Acquiror or any of its direct or indirect subsidiaries (including Pilot), (ii) have died or become permanently disabled in such a manner that a physician has indicated in writing that such Retained Employee will not be able to perform his or her employment duties for a period of at least six consecutive months, or (iii) are no longer employed on the Six Month Anniversary Date because their employment was terminated prior thereto due to termination without Cause (as defined below) or a result of a Constructive Discharge (as defined below) (such Retained Employees collectively referred to herein as the "Remaining Employees"). Such payment, if any, shall be equal to the product of
(A) the difference between (x) 80% of the number of Retained Employees (rounded to the nearest whole number), less (y) the number of Remaining Employees, multiplied by (B) 1.25% of the Tax Amount; provided, however, that the amount of such payment shall not exceed 10% of the Tax Amount. Such payment shall be due and payable within 30 days of the final agreement or determination regarding the number of Remaining Employees, as determined in accordance with Section 8.5(c) and 8.5(d).

                (b) For the purposes of this Agreement, an employee shall be deemed to have been terminated for "Cause" if his or her employment was terminated by Acquiror, Pilot or such other affiliate of Acquiror that employed such employee, with the express approval of the Board of Directors of such employer, as a result of (i) such employee's conviction or "no contest" plea to a felony or other conduct of a criminal nature (other than traffic violations),
(ii) conduct by such employee that constituted embezzlement, theft or any other illegal or wrongful conduct substantially detrimental to such employer, or (iii) the willful and continued failure by such employee to perform material duties after written notification specifying the manner in which such employee has not substantially performed and the employee has not cured such failure within 30 days of receiving such notification. For the purposes of this Agreement only, an employee's employment shall be deemed to have terminated due to "Constructive Discharge" if such employee resigns following (A) changes in the executive officers of Acquiror such that, as a result of such changes, less than 50% of the executive officers of Acquiror (as reported in the Acquiror SEC Documents) as of the Closing Date remain in such capacity, (B) a reduction in his or her compensation (including bonus programs) or a material reduction in his or her employee benefits, in either case, that were in effect immediately after the Effective Time of the Merger, (B) a requirement that such employee relocate to an office more than fifty miles from the office to which such employee is then reporting without such employee's prior consent or (C) a material change in such employee's title, responsibilities or reporting relationships without such employee's prior consent that were in effect immediately after the Effective Time of the Merger.

                (c) Within ten business days after the Six Month Anniversary Date, Acquiror shall deliver to Platinum a written notice (the "Employee Notice"), signed by the Chief Executive Officer of Acquiror, certifying the number of Retained Employees on the Six Month Anniversary Date. The Employee Notice shall include (i) a list of the Retained Employees, (ii) the date on which each Key Employee terminated his or her employment, (iii) the basis for the termination of each such Key Employee's termination (e.g., voluntary resignation, termination without Cause, etc.) and (iv) the current address and telephone number of each such Key Employee as shown on Acquiror's personnel records. In the event that Acquiror delivers an Employee Notice, Platinum shall have the right to request additional information concerning the termination of the Key Employees, and Acquiror shall provide such information promptly to the extent that such information is in its possession or control. No later than 45 days after receipt of the Employee Notice, Platinum shall deliver to Acquiror a written statement (a "Platinum Notice") indicating whether Platinum agrees with the calculation of the Retained Employees. In the event that Platinum disputes the calculation of the Retained Employees, the Platinum Notice shall set forth in reasonable detail the basis for such dispute. Platinum and Acquiror shall attempt in good faith to resolve such dispute. If Acquiror and Platinum are able to resolve such dispute, such resolution shall be binding on Acquiror and Platinum, and Acquiror and Platinum shall execute a settlement agreement setting forth the agreed upon terms of such settlement.

                (d) If Acquiror and Platinum are unable to resolve such dispute within ten (10) business days after the delivery of the Platinum Notice (or such longer period as they may agree upon), then the dispute shall be settled by binding arbitration before a single arbitrator to be held in San Jose, California under the auspices and rules of JAMS/Endispute, Inc. The arbitrator may, but shall not be obligated to find entirely for Acquiror or Platinum or may reach such equitable compromise as the arbitrator deems appropriate. In the event that the arbitrator determines entirely in favor of one party or the other (but only in such case), the non-prevailing party shall reimburse the reasonable expenses (including attorneys' fees) of the prevailing party and the fees and expenses associated with the proceeding.

            8.6 INTEREST PENALTY. In the event that Platinum shall fail to pay any amounts due to Acquiror or any Claimant pursuant to this Section 8 within 30 days of the date on which such payment becomes due and payable, then such amount shall accrue interest at the rate of 1.5% per month. Payments pursuant to
Section 8.5 shall be due and payable as set forth in Section 8.5(a), and payments pursuant to Section 8.4 shall be due and payable within 30 days of either (i) Platinum's agreement to satisfy all or a portion of a Claimed Amount as provided in

Section 8.4(d), or (ii) the final written resolution of a dispute with respect to all or a portion of a Claimed Amount in accordance with Section 8.4(e) or
(f).


                                  SECTION NINE

        9. GENERAL PROVISIONS.

            9.1 NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice,

                      (a)    if to Acquiror or Merger Sub, to:

                             Accrue Software, Inc.
                             48634 Milmont Drive
                             Fremont, California
                             Attention: Chief Financial Officer
                             Facsimile No.: (510) 580-4509

                             with a copy to:

                             Venture Law Group
                             2800 Sand Hill Road
                             Menlo Park, California  94025
                             Attention:  John V. Bautista
                             Facsimile No.:  (650) 233-8386


                      (b)    if to Target, to:

                             Platinum Equity Holdings, LLC
                             2049 Century Park East, Suite 2700
                             Los Angeles, California 90067
                             Attention: General Counsel
                             Facsimile No.: (310) 712-1850

                             with a copy to:

                             Riordan & McKinzie
                             600 Anton Boulevard, 18th Floor
                             Costa Mesa, California 92626

                             Attention: Jim Loss
                             Facsimile No.: (714) 549-3244

            9.2 INTERPRETATION. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            9.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

            9.4 ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Letter and the Acquiror Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided; provided, however, that Platinum shall have the right to assign any of its rights hereunder, but not its obligations, to any affiliate of Platinum reasonably acceptable to Acquiror, if (i) such assignee agrees in writing to be bound by the applicable terms and conditions of this Agreement, and (ii), if requested by Acquiror, Platinum provides an opinion of legal counsel reasonably acceptable to Acquiror that such transfer would not be in violation of applicable securities laws.

            9.5 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

            9.6 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

            9.7 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

            9.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

            9.9 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 9.10 shall be binding upon the parties and their respective successors and assigns.

            9.10 DEFINITION OF KNOWLEDGE. Any reference to a party's "knowledge" in this Agreement means such party's actual knowledge after due inquiry of officers, directors and employees of such party reasonably believed to have knowledge of the matter in question.

                             SIGNATURE PAGES FOLLOW

        Target, Acquiror, Merger Sub, Pilot and Platinum have executed this Agreement as of the date first written above.

                                     TARGET:

                                     AVIATOR HOLDING CORPORATION

                                     By:
                                        ----------------------------------------
                                     Name:
                                          --------------------------------------
                                                          (Print)
                                     Title:
                                           -------------------------------------


                                     ACQUIROR:

                                     ACCRUE SOFTWARE, INC.


                                     By:
                                        ----------------------------------------
                                     Name:
                                          --------------------------------------
                                                          (Print)
                                     Title:
                                           -------------------------------------


                                     MERGER SUB:

                                     AVIATOR ACQUISITION CORP.


                                     By:
                                        ----------------------------------------
                                     Name:
                                          --------------------------------------
                                                          (Print)
                                     Title:
                                           -------------------------------------


     [SIGNATURE PAGE TO ACCRUE SOFTWARE, INC. AGREEMENT AND PLAN OF MERGER]

                                     PILOT:

                                     PILOT SOFTWARE, INC.


                                     By:
                                        ----------------------------------------
                                     Name:
                                          --------------------------------------
                                                          (Print)
                                     Title:
                                           -------------------------------------


                                     PLATINUM:

                                     PLATINUM EQUITY HOLDINGS, LLC

                                     By:
                                        ----------------------------------------
                                     Name:
                                          --------------------------------------
                                                          (Print)
                                     Title:
                                           -------------------------------------


     [SIGNATURE PAGE TO ACCRUE SOFTWARE, INC. AGREEMENT AND PLAN OF MERGER]

                                    EXHIBITS


        Exhibit A -  Form of Certificate of Merger

        Exhibit B -  Form of Non-Competition Agreement

        Exhibit C -  Form of Investors' Rights Agreement

        Exhibit D -  Platinum Written Consent

                                    EXHIBIT A

                          FORM OF CERTIFICATE OF MERGER

                                    EXHIBIT B

                        FORM OF NON-COMPETITION AGREEMENT

                                    EXHIBIT C

                       FORM OF INVESTORS' RIGHTS AGREEMENT

                                    EXHIBIT D

                            PLATINUM WRITTEN CONSENT